SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

☒ Filed by the Registrant Check the appropriate box: ☐ Preliminary Proxy Statement ☒ Definitive Proxy Statement ☐ Definitive Additional Materials ☐ Soliciting Material Under Rule 14a-12	☐ Filed by a Party other than the Registrant ☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Filing by:

ODYSSEY RE HOLDINGS CORP.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒  No fee required

☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

N/A

(2) Aggregate number of securities to which transaction applies:

N/A

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

N/A

(4) Proposed maximum aggregate value of transaction:

N/A

(5) Total fee paid:

N/A

☐  Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

N/A

(2) Form, Schedule or Registration Statement No.:

N/A

(3) Filing Party:

N/A

(4) Date Filed:

N/A

March 19, 2002

Dear Stockholder:

      You are cordially invited to attend the annual meeting of stockholders (the “Annual Meeting”) of Odyssey Re Holdings Corp. (“OdysseyRe”), a Delaware corporation, to be held on Tuesday, April 23, 2002 at The Yale Club, 50 Vanderbilt Avenue, New York, New York. The Annual Meeting will commence at 10:00 a.m. (EST).

      At the Annual Meeting, you will be asked to consider and vote upon the following:

1.	the election of seven directors;

2.	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent accountants for the 2002 fiscal year; and

3.	the approval of the Odyssey Re Holdings Corp. 2002 Stock Incentive Plan and the authorization of the issuance of 1,500,000 shares thereunder.

      The attached Proxy Statement presents the details of these proposals.

      Our board of directors has unanimously approved proposals (2) and (3) above and recommends that you vote FOR each proposal’s approval and adoption. Your participation and vote are important. The election of the seven directors and the adoption of proposals (2) and (3) will not be effected without the affirmative vote of at least a majority of the outstanding common stock present and voting at the Annual Meeting.

      For further information regarding the matters to be voted on at the Annual Meeting, I urge you to carefully read the accompanying Proxy Statement, dated March 19, 2002. If you have more questions about these proposals or would like additional copies of the Proxy Statement, you should contact Donald L. Smith, Senior Vice President, General Counsel and Corporate Secretary of OdysseyRe, 140 Broadway, 39th Floor, New York, New York, 10005, telephone (212) 978-4700.

Sincerely,

Andrew A. Barnard
President and Chief Executive Officer

      The accompanying Proxy Statement is dated March 19, 2002 and is first being mailed to stockholders on or about March 22, 2002.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
April 23, 2002

To the stockholders of

  ODYSSEY RE HOLDINGS CORP.:

      NOTICE IS HEREBY GIVEN that the 2002 annual meeting of stockholders (the “Annual Meeting”) of Odyssey Re Holdings Corp. (“OdysseyRe”), a Delaware corporation, will be held on Tuesday, April 23, 2002 at The Yale Club, 50 Vanderbilt Avenue, New York, New York. The Annual Meeting will commence at 10:00 a.m. (EST), for the following purposes:

1.	to elect seven directors, each to serve until the next annual meeting of stockholders;

2.	to ratify the appointment of PricewaterhouseCoopers LLP as OdysseyRe’s independent accountants for the 2002 fiscal year;

3.	to approve the Odyssey Re Holdings Corp. 2002 Stock Incentive Plan and authorize the issuance of 1,500,000 shares thereunder; and

4.	to transact such other business as may properly come before the Annual Meeting and any adjournment thereof.

      Only stockholders of record at the close of business on March 8, 2002 are entitled to notice of, and to vote at, the Annual Meeting. A list of such stockholders will be available at OdysseyRe’s corporate headquarters located at 140 Broadway, 39th Floor, New York, New York, 10005 during ordinary business hours for the ten day period prior to the Annual Meeting.

      All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to complete, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the Annual Meeting may vote in person, even though he or she has previously returned a proxy.

By Order of the Board of
Directors of Odyssey Re Holdings Corp.

Donald L. Smith
Senior Vice President, General Counsel
and Corporate Secretary

New York, New York
March 19, 2002

YOUR VOTE IS IMPORTANT

In order to ensure your representation at the Annual Meeting, you are requested to complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope.

Proxy Statement

Information Concerning Solicitation and Voting

General

      This Proxy Statement is being furnished by our board of directors to holders of our common stock, par value $0.01 per share, in connection with the solicitation of proxies by our board of directors for use at the annual meeting of our stockholders (the “Annual Meeting”) to be held on April 23, 2002, at The Yale Club, 50 Vanderbilt Avenue, New York, New York, commencing at 10:00 a.m. (EST), and at any adjournment or postponement thereof. The purposes of the Annual Meeting are set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders.

      Our complete mailing address is Odyssey Re Holdings Corp., 140 Broadway, 39th Floor, New York, New York, 10005, and our telephone number is (212) 978-4700.

      This Proxy Statement and the accompanying form of proxy are first being mailed to our stockholders on or about March 22, 2002.

Stockholders Entitled to Vote; Vote Required

      Our board of directors fixed the close of business on March 8, 2002 as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting (the “Record Date”). Accordingly, only holders of record on the Record Date are entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were outstanding and entitled to vote 65,142,857 shares of common stock constituting all of our voting stock. A plurality of the shares present in person or represented by proxy at the meeting, entitled to vote in the election and actually cast, will elect the seven directors. A complete list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose germane to the Annual Meeting for 10 days prior to the Annual Meeting during ordinary business hours at our headquarters located at 140 Broadway, 39th Floor, New York, New York, 10005. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

      Shares of our common stock represented in person or by proxy will be counted for the purpose of determining whether a quorum is present at the Annual Meeting. Shares which abstain from voting, and shares held by a broker nominee in “street name” which indicates on a proxy that it does not have discretionary authority to vote as to a particular matter, will be treated as shares that are present and entitled to vote at the Annual Meeting for purposes of determining whether a quorum exists, but will not be considered as votes cast and, accordingly, will have no effect on the outcome of the vote with respect to a particular matter.

      This Proxy Statement is being furnished to you in connection with the solicitation of proxies by, and on behalf of, our board of directors for use at the Annual Meeting, and is accompanied by a form of proxy.

      All shares of our common stock that are entitled to vote and are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated (other than in the case of broker non-votes), such proxies will be voted as recommended by our board of directors.

      If any other matters are properly presented at the Annual Meeting for consideration, including, among other things, consideration of a motion to adjourn such Annual Meeting to another time and/or place (including, without limitation, for the purposes of soliciting additional proxies), the persons named in the enclosed forms of proxy and acting thereunder will have discretion to vote on such matters in accordance with their judgment.

      Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with our Corporate Secretary, at or before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to us before the taking of the vote at the Annual Meeting or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of the proxy). Any written notice of revocation or subsequent proxy should be sent to Odyssey Re Holdings Corp. 140 Broadway, 39th Floor, New York, New York, 10005, Attention: Corporate Secretary, or hand delivered to our Corporate Secretary at or before the taking of the vote at the Annual Meeting.

      We will pay the cost of soliciting proxies. In addition to solicitation by use of the mails, proxies may be solicited from our stockholders by our directors, officers and employees in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will be made with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy materials to beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries and for reimbursement of their reasonable expenses incurred in connection therewith.

Proposal No. 1 — Election of Directors

Election of Directors

      Pursuant to our Certificate of Incorporation, holders of shares of our common stock are entitled to elect the members of our board of directors. The following are the members of the board of directors.

V. Prem Watsa

James F. Dowd
Andrew A. Barnard
Winslow W. Bennett
Anthony F. Griffiths
Robbert Hartog
Paul B. Ingrey

      Our board of directors has nominated each of the directors named above for an additional term. The persons named as proxies in the enclosed form of proxy intend to vote your proxy for the re-election of the directors, unless otherwise directed. If, contrary to our expectations, a nominee should become unavailable for any reason, votes may be cast pursuant to the accompanying form of proxy for a substitute nominee designated by the board of directors.

Information Concerning Nominees

      Seven directors are to be elected to our board of directors at the Annual Meeting each to serve until the annual meeting in 2003.

Name	Age	Principal Occupation and Business Experience

V. Prem Watsa	51	V. Prem Watsa is the Chairman of our board of directors. Mr. Watsa has served as Chairman and Chief Executive Officer of Fairfax Financial Holdings Limited (“Fairfax”) since 1985 and as Vice President of Hamblin Watsa Investment Counsel Ltd. since 1985. He formerly served as Vice President of GW Asset Management from 1983 to 1984 and Vice President of Confederation Life Investment Counsel from 1974 to 1983. Mr. Watsa is a resident of Toronto, Ontario, Canada.

Name	Age	Principal Occupation and Business Experience

James F. Dowd	60	James F. Dowd is Vice Chairman of our board of directors. Mr. Dowd has served as President and Chief Executive Officer of Fairfax Inc., and Chairman of FFHL GROUP LTD., each a holding company subsidiary of Fairfax, since January 1998. Mr. Dowd has been Chief Executive Officer of Lindsey Morden Group Inc. since December 2001. Mr. Dowd has served as interim President and Chief Executive Officer of TIG Insurance Company since February 2002. Mr. Dowd served as Chairman of the Board and Chief Executive Officer of Odyssey Reinsurance Corporation (“ORC”) from July 1996 to December 1997, and as President, Chairman and Chief Executive Officer from August 1995 to September 1996. Mr. Dowd also served as Chairman of the Board and Chief Executive Officer of Willis Faber North America, Inc. from February 1993 to May 1995. He also served in various executive positions including Chairman of the Board, President and Chief Executive Officer of Skandia America Corporation and Skandia America Reinsurance Corporation from December 1971 to October 1992. He is a member of the board of directors of Odyssey America Reinsurance Corporation (“Odyssey America”) and Hudson Insurance Company (“Hudson”). Mr. Dowd has 30 years of experience in the insurance business. Mr. Dowd is a resident of New Canaan, Connecticut.

Name	Age	Principal Occupation and Business Experience

Andrew A. Barnard	46	Andrew A. Barnard is our President and Chief Executive Officer and also one of our directors. Mr. Barnard has served as President, Chief Executive Officer and director of Odyssey Re Group Ltd., (now known as FFHL GROUP LTD.), one of our parent companies, from January 1998 to June 2001. He has also served as President and Chief Executive Officer of ORC from January 1998 to April 1999 and President and Chief Operating Officer of ORC from July 1996 to December 1997. He has served as a director of Odyssey America since April 1999 and Chief Executive Officer since September 2001. He has served as a director of ORC and Hudson since July 1996. Mr. Barnard has 24 years of experience in the reinsurance business. Before joining us, Mr. Barnard served as Executive Vice President, Chief Underwriting Officer and a director of Transatlantic Holdings from 1989 to 1996, Vice President of Reliance Reinsurance from 1985 to 1989, and Assistant Vice President of Skandia Group from 1977 to 1985. Mr. Barnard is a resident of Ardsley, New York.

Winslow W. Bennett	77	Winslow W. Bennett is a member of our board of directors. Mr. Bennett has been President of Winwood Holdings Ltd., a private investment company, for the past 20 years. He is a director of Fairfax and various of its operating subsidiaries. Mr. Bennett is a resident of Vancouver, British Columbia, Canada. Mr. Bennett currently serves on our Audit and Compensation committees.

Name	Age	Principal Occupation and Business Experience

Anthony F. Griffiths	71	Anthony F. Griffiths is a member of our board of directors and a director of Fairfax. Mr. Griffiths is currently an independent business consultant and corporate director. Mr. Griffiths became the Chairman of Mitel Corporation, a telecommunications company, in 1987 and also assumed the positions of President and Chief Executive Officer in addition to that of Chairman from 1991 to 1993. He is currently a director of various operating subsidiaries of Fairfax and of Alliance Atlantis Communications Inc., Leitch Technology Corporation, QLT Inc. and Russel Metals Inc. Mr. Griffiths is a resident of Toronto, Ontario, Canada. Mr. Griffiths currently serves on our Audit and Compensation committees.

Robbert Hartog	83	Robbert Hartog is a member of our board of directors and a director of Fairfax. Mr. Hartog has been President of Robhar Investments Limited, a private investment company, for the past six years. He is a director of Fairfax and various of its operating subsidiaries and Russel Metals Inc. Mr. Hartog is a resident of Perkinsfield, Ontario, Canada. Mr. Hartog currently serves on our Audit and Compensation committees.

Paul B. Ingrey	62	Paul B. Ingrey is a member of our board of directors and a director of Fairfax. In 1983, Mr. Ingrey helped found F&G Re, a reinsurance company which is now wholly owned by the St. Paul Companies, Inc. Mr. Ingrey served as Chairman and Chief Executive Officer of F&G Re from January 1996 until his retirement in January 1997. Mr. Ingrey acted as a corporate director from January 1997 until October 2001. In October 2001, he joined Arch Reinsurance Ltd. as Chief Executive Officer, a position that he currently holds. Mr. Ingrey is a resident of Palm Coast, Florida. Mr. Ingrey currently serves on our Audit and Compensation committees.

Information Concerning Executive Officers

      Information concerning Andrew A. Barnard, our President and Chief Executive Officer and one of our directors, is contained in the section captioned “Information Concerning Nominees” in this Proxy Statement.

Name	Age	Principal Occupation and Business Experience

Michael G. Wacek	46	Executive Vice President, Mr. Wacek has served as President of Odyssey America and ORC since September 2001. Before that time he was President and Chief Executive Officer of Odyssey America and ORC since February 1998 and April 1999, respectively. He has served as a director of Odyssey America since February 1998, and of ORC since April 1999. Mr. Wacek has 23 years of experience in the reinsurance business. Before joining us, Mr. Wacek was employed by St. Paul Reinsurance Company Ltd., most recently as the Managing Director, from 1989 to 1998, prior to that by E.W. Blanch Company from 1984 to 1988, most recently as Senior Vice President, and at St. Paul Fire & Marine Insurance from 1978 to 1984, most recently as Assistant Actuary. Mr. Wacek is a resident of Greenwich, Connecticut.

Charles D. Troiano	52	Executive Vice President and Chief Financial Officer, Mr. Troiano has served as Executive Vice President and Chief Operating Officer of Odyssey America, ORC and Hudson and has served as a director of Odyssey America and ORC, in each case, since October 2001. Mr. Troiano served as Chief Executive Officer of Gerling Global Reinsurance Corporation of America from 1997 to 2001. Prior to that he served as Senior Vice President and Chief Financial Officer of Munich American Reinsurance Company in New York. Mr. Troiano, a certified public accountant, began his career in 1975 with Coopers & Lybrand. Mr. Troiano is a resident of Briarcliff Manor, New York.

Name	Age	Principal Occupation and Business Experience

Anthony J. Narciso, Jr.	55	Senior Vice President and Controller, Mr. Narciso has served as Senior Vice President and Chief Financial Officer of Odyssey America since April 1999, Senior Vice President and Chief Financial Officer of ORC since April 1999, and Senior Vice President and Controller of ORC from May 1993 to April 1999. Mr. Narciso has 32 years of experience in the insurance business. Before joining us, Mr. Narciso served as Assistant Vice President and Assistant Comptroller of The Continental Corporation from 1981 to 1982, Controller of Continental Reinsurance Corp. from 1977 to 1981, Secretary of Interemco Inc. from 1975 to 1977, and Chief Corporate Accountant of Midland Insurance Company from 1971 to 1975. Mr. Narciso is a resident of Kings Park, New York.

Donald L. Smith	55	Senior Vice President, General Counsel and Corporate Secretary, Mr. Smith has served as Senior Vice President, General Counsel and Corporate Secretary of Odyssey America and ORC since September 1999, Vice President, General Counsel and Corporate Secretary of ORC from April 1997 to September 1999, and Vice President and Assistant General Counsel of ORC from 1995 to April 1997. He has served as a director of Odyssey America since September 1999 and a director of ORC from April 1997. He has served as Vice President, General Counsel and Corporate Secretary of Hudson since April 1997. Before joining us, Mr. Smith was an attorney in private practice in New York City. A graduate of The University of Chicago Law School, Mr. Smith is a member of the New York State Bar Association. Mr. Smith is a resident of New Canaan, Connecticut.

Board of Directors’ Committees and Meetings

      Our board of directors met two times and acted by unanimous written consent seven times during fiscal year 2001. During fiscal year 2001, none of our current directors attended fewer than 75 percent of the aggregate of the total number of meetings held by our board of directors and the total number of meetings held by all committees of the board of directors on which each such director served. Our board of directors has an audit committee and a compensation committee.

Directors’ Compensation

      Our four independent directors, Messrs. Bennett, Griffiths, Hartog and Ingrey, are compensated annually in the amount of $6,000, plus $500 per board meeting attended and their expenses of each attendance. In addition, Messrs. Bennett, Griffiths, Hartog and Ingrey serve on the audit committee and receive $500 per committee meeting attended if held separately from the board meeting.

Audit Committee

      Our board of directors has established an audit committee comprised of directors who are independent of our management and are free of any relationship that, in the opinion of the board of directors, would interfere with their exercise of independent judgment as committee members. Our audit committee met two times during fiscal year 2001. The audit committee’s primary responsibilities include: engaging independent accountants; appointing the chief internal auditor; approving independent audit fees; reviewing quarterly and annual financial statements, audit results and reports, including management comments and recommendations thereto; reviewing our system of controls and policies, including those covering conflicts of interest and business ethics; evaluating reports of actual or threatened litigation; considering significant changes in accounting practices; and examining improprieties or suspected improprieties, with the authority to retain outside counsel or experts. Our audit committee is composed of Messrs. Bennett, Griffiths, Hartog and Ingrey.

      The members of the audit committee are independent, as independence is defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange’s listing standards.

Compensation Committee

      Our board of directors has established a compensation committee comprised of directors who are independent of our management and are free of any relationship that, in the opinion of the board of directors, would interfere with their exercise of independent judgment as committee members. Our compensation committee met 0 times and acted by unanimous written consent 0 times during fiscal year 2001. The compensation committee’s primary responsibilities include administering, reviewing and making recommendations to our board of directors regarding our restricted share plan, stock option plan and long-term incentive plan and compensation to our officers. The compensation committee also establishes and reviews general policies relating to compensation and benefits of our employees. Our compensation committee is composed of Messrs. Bennett, Griffiths, Hartog and Ingrey.

      Our board of directors may, from time to time, establish certain other committees to facilitate the management of OdysseyRe.

Compensation Committee Interlocks and Insider Participation

      V. Prem Watsa, Chairman of our board of directors, is also the Chairman and Chief Executive Officer of Fairfax.

      Donald L. Smith, our Senior Vice President, General Counsel and Corporate Secretary, is a director of ORH Holdings, of which Andrew A. Barnard is President. Mr. Barnard is our President, Chief Executive Officer and a director. Mr. Smith is also a director of Odyssey America, ORC and Hudson, each of which Andrew A. Barnard is Chairman of the Board.

      Michael C. Wacek, one of our Executive Vice Presidents, is a director of Odyssey America, ORC and Hudson. Andrew A. Barnard is Chairman of the Board of each of these companies.

      Charles D. Troiano, our Executive Vice President and Chief Financial Officer, is a director of Odyssey America and ORC. Andrew A. Barnard is Chairman of the Board of each of these companies.

      James F. Dowd, Vice Chairman of our board of directors, is a director of Odyssey America and Hudson, each of which Andrew A. Barnard is Chairman of the Board.

Compensation of Executive Officers

      The following table sets forth compensation information for our Chief Executive Officer, and the four other most highly compensated executive officers, referred to as our named executive officers, during the fiscal year ended December 31, 2001:

Summary Compensation Table

					Long Term
					Compensation
	Annual Compensation
				Other Annual	Restricted	All Other
		Salary	Bonus	Compensation	Stock Awards	Compensation
Name and Principal Position	Year	($)	($)	($)(1)	($)(2)	($)(3)

Andrew A. Barnard	2001	$900,962	$500,000	—	$1,000,000	$51,183	(4)
President and Chief Executive Officer
Michael G. Wacek	2001	$463,500	$300,000	—	$400,000	$42,874	(5)
Executive Vice President
Roland W. Jackson (6)	2001	$379,649	$190,000	—	$400,000	$29,068	(7)
Former Executive Vice President and Chief Financial Officer
Anthony J. Narciso, Jr.	2001	$214,777	$105,000	—	$200,000	$14,140	(8)
Senior Vice President and Controller
Donald L. Smith	2001	$208,030	$57,000	—	$150,000	$11,955	(9)
Senior Vice President, General Counsel and Corporate Secretary

(1)	As required by regulation, perquisites and other personal benefits are only included in the “Other Annual Compensation” column where such items exceed the lesser of $50,000 or 10% of an executive officer’s salary and bonus.

(2)	Mr. Barnard holds 117,988 shares of restricted stock granted under the Odyssey Re Holdings Corp. Restricted Share Plan, with a value of $2,088,388 as of the end of the 2001 fiscal year, including 62,432 shares granted upon conversion (on August 10, 2001) of restricted stock originally granted under the Fairfax Restricted Share Plan (with a value on the date of conversion of approximately $945,842), of which 62,432 shares will become vested on September 1, 2006; and also including 55,556 shares granted (on June 14, 2001) in connection with our initial public offering (with a value on the date of grant of approximately $1,000,000), of which 27,778 shares will become vested on June 14, 2006 and 27,778 will become vested on June 14, 2011. Mr. Wacek holds 87,056 shares of restricted stock, with a value of $1,540,891 as of the end of the 2001 fiscal year, including 64,833 shares granted upon conversion (on August 10, 2001) of restricted stock originally granted under the Fairfax Restricted Share Plan (with a value on the date of conversion of approximately $982,221), of which 32,417 shares will become vested on March 26, 2004 and 32,416 will become vested on March 26, 2009; and also including 22,222 shares granted (on June 14, 2001) in connection with our initial public offering (with a value on the date of grant of approximately $400,000), of which 11,111 shares will become vested on June 14, 2006 and 11,111 will become vested on June 14, 2011. Mr. Jackson holds 39,176 shares of restricted stock, with a value of $693,415 as of the end of the 2001 fiscal year, including 16,953 shares granted upon conversion (on August 10, 2001) of restricted stock originally granted under the Fairfax Restricted Share Plan (with a value on the date of conversion of approximately $256,833), of which 8,477 shares will become vested on April 1, 2004 and 8,476 will become vested on April 1, 2009; and also including 22,222 shares granted (on June 14, 2001) in connection with our initial public offering (with a value on the date of grant of approximately $400,000), of which 11,111 shares will become vested on June 14, 2006 and 11,111 will become vested on June 14, 2011. Mr. Narciso holds 16,044 shares of restricted stock, with a value of $283,979 as of the end of the 2001 fiscal year, including 4,932 shares granted upon conversion (on November 12, 2001) of restricted stock originally granted under the Fairfax Restricted Share Plan (with a value on the date of conversion of approximately $69,393), of which 2,466 shares will become vested on October 1, 2004 and 2,466 will become vested on October 1, 2009; and also including 11,111 shares granted (on June 14, 2001) in connection with our initial public offering (with a value on the date of grant of approximately $200,000), of which 5,556 shares will become vested on June 14, 2006 and 5,556 will become vested on June 14, 2011. Mr. Smith holds 12,035 shares of restricted stock, with a value of $213,020 as of the end of the 2001 fiscal year, including 3,701 shares granted upon conversion (on November 12, 2001) of restricted stock originally granted under the Fairfax Restricted Share Plan (with a value on the date of conversion of approximately $52,074), of which 1,851 will become vested on October 1, 2004 and 1,850 will become vested on October 1, 2009; and also including 8,334 shares granted (on June 14, 2001) in connection with our initial public offering (with a value on the date of grant of approximately $150,000), of which 4,167 shares will become vested on June 14, 2006 and 4,167 will become vested on June 14, 2011. Dividends will be paid on shares of restricted stock.

(3)	Certain amounts presented in this column represent matching contributions under the Odyssey America Restated Profit Sharing Plan, the Odyssey America 401(k) Excess Plan, and the Odyssey Re Holdings Corp. Employee Share Purchase Plan. The following contributions were made during the 2001 fiscal year under the Profit Sharing Plan: Mr. Barnard received $5,666, Mr. Wacek received $5,666, Mr. Jackson received $5,666, Mr. Narciso received $5,666 and Mr. Smith received $5,393. The following contributions were made during the 2001 fiscal year under the Employee Share Purchase Plan: Mr. Barnard received $8,654, Mr. Wacek received $6,750, Mr. Jackson received $2,813 and Mr. Smith received $961. In addition, the following amounts were credited during the 2001 fiscal year under the Excess Plan: Mr. Barnard received $31,103, Mr. Wacek received $19,820, Mr. Jackson received $14,551 Mr. Narciso received $3,539 and Mr. Smith received $3,456.

(4)	Includes premiums in the amount of $5,760 paid during the 2001 fiscal year with respect to term life insurance for the benefit of Mr. Barnard.

(5)	Includes premiums in the amount of $3,888 paid during the 2001 fiscal year with respect to term life insurance for the benefit of Mr. Wacek, and a stock match made during the 2001 fiscal year under the Fairfax Employee Share Ownership Plan in the amount of $6,750.

(6)	Mr. Jackson resigned as our Executive Vice President and Chief Financial Officer effective as of October 1, 2001. Mr. Charles Troiano was hired as our Executive Vice President and Chief Financial Officer effective as of October 1, 2001. Mr. Troiano’s compensation is discussed below under Employment Agreements.

(7)	Includes premiums in the amount of $3,240 paid during the 2001 fiscal year with respect to term life insurance for the benefit of Mr. Jackson, and a stock match made during the 2001 fiscal year under the Fairfax Employee Share Ownership Plan in the amount of $2,798.

(8)	Includes premiums in the amount of $1,860 paid during the 2001 fiscal year with respect to term life insurance and personal injury protection for the benefit of Mr. Narciso, and a stock match made during the 2001 fiscal year under the Fairfax Employee Share Ownership Plan in the amount of $3,075.

(9)	Includes premiums in the amount of $1,845 paid during the 2001 fiscal year with respect to term life insurance for the benefit of Mr. Smith, and a stock match made during the 2001 fiscal year under the Fairfax Employee Share Ownership Plan in the amount of $300.

Employment Agreements

      We have entered into an amended and restated employment agreement with Mr. Barnard, updating an employment agreement dated July 19, 1996 between Mr. Barnard and Fairfax. The agreement provides that Mr. Barnard will serve as our President and Chief Executive Officer until August 31, 2006. We have agreed that we or our operating subsidiaries will compensate Mr. Barnard with an annual base salary of $1 million; provide for his participation in the bonus pool, consisting of a designated portion of the underwriting profit in each underwriting year assuming certain pre-established performance criteria are satisfied; and if he remains an employee on August 31, 2006, ten years from his date of hire with Fairfax, a cash bonus of $6 million. Mr. Barnard may voluntarily terminate his employment by giving two years’ notice. We may terminate the employment of Mr. Barnard for cause at any time by written notice, subject to a cure period. In the event Mr. Barnard is terminated without cause or he resigns following a constructive termination (including, without limitation, a change in control), he will be entitled to receive a lump sum payment in an amount equal to his base salary for the month in which his termination of employment occurs and an amount equal to $43,750 multiplied by the number of months otherwise remaining in the employment term. Mr. Barnard will also be entitled to receive any amounts he has accrued in the bonus pool, a pro-rated portion of the cash bonus from the bonus pool, and a pro-rated portion of the $6 million cash bonus. Additionally, Mr. Barnard is subject to a confidentiality covenant of unlimited duration.

      We have also entered into employment agreements with Messrs. Wacek and Troiano. The employment agreements with Messrs. Wacek and Troiano provide that those individuals will serve as our Executive Vice President, and Executive Vice President and Chief Financial Officer, respectively. The agreements have a two-year and a three-year term, respectively, and will automatically renew for additional twelve-month periods unless terminated by either party upon 60 days prior written notice. We have agreed that we or our operating subsidiaries will compensate those individuals with an annual base salary of $450,000 and $412,500, respectively, and with a bonus pursuant to our long term incentive plan under which they will each be eligible to receive a target cash bonus of 100% of base salary, in the event certain pre-established performance criteria are satisfied. Mr. Troiano is entitled to receive a minimum bonus from the bonus plan of $200,000 and $150,000 for the years ended December 31, 2002 and 2003, respectively.

      In the event either Messr. Wacek or Troiano is terminated without cause (including, without limitation, if we do not renew the employment agreement), or if either Messr. Wacek or Troiano resigns following a constructive termination (including, without limitation, a change in control), such executive will be entitled to receive his annual base salary, at the rate in effect on the date of such termination, for the greater of twelve months following his termination of employment or the remainder of the employment term, at such intervals as the same would have been paid had he remained employed. Messrs. Wacek and Troiano will also be entitled to receive any bonus that they are entitled to receive when the same would ordinarily be paid, which includes all amounts accrued under the bonus plan, and a pro-rated bonus for the year in which termination of employment occurred. In the event that Mr. Wacek is terminated without cause (excluding, without limitation, if we do not renew the employment agreement), or if he resigns following a constructive termination and he has not attained five years of service with us, as determined in accordance with the terms and conditions of the Retirement Plan, he will be entitled to receive within thirty days of such termination a single sum cash payment of $371,934. In the event Mr. Wacek is terminated without cause (excluding, without limitation, if we do not renew the employment agreement), or if he resigns following a constructive termination and he has attained five years of service with us, as determined in accordance with the terms and conditions of the Retirement Plan, he will be entitled to receive a single sum cash payment that represents the pro-rated amount equal to the present value of the accrued benefit that he would have been entitled to receive under the Retirement Plan had he remained employed by us for the full fiscal year in which his termination of employment occurred and a tax gross-up for any income and employment taxes that would be due on such amounts. Additionally, Messrs. Wacek and Troiano are subject to confidentiality covenants of unlimited duration.

Equity-Based and Other Compensation Plans

     Restricted Share Plan

      We have adopted the Odyssey Re Holdings Corp. Restricted Share Plan. Our restricted share plan permits the compensation committee of our board of directors to grant restricted shares of our common stock to our employees and directors and to the employees and directors of our subsidiaries. The purpose of the plan is to promote our success, to enhance our value and to focus on creating stockholder value by linking the personal interests of employees to those of our stockholders.

      The number of shares of our common stock which may be granted under the plan is subject to the discretion of our board of directors, but shall, together with common stock underlying options awarded under our stock option plan, not exceed 10% of our issued and outstanding common stock as of the last business day of each calendar year, subject to adjustment based on the occurrence of specified events. Our compensation committee has the authority to determine the persons to whom restricted shares are granted, the times when such shares will be granted, the number of shares to be granted and the terms and conditions of each award, including, without limitation, those related to vesting and forfeiture, and the effect of a participant’s termination of employment. Such restricted share awards will generally vest in two equal installments, the first installment on the fifth anniversary of the date of grant and the remaining installment on the tenth anniversary of the date of grant. Vesting, however, is contingent upon continuous employment. Unless otherwise determined by our compensation committee, upon a participant’s termination of employment prior to reaching retirement age, otherwise than by reason of the participant’s death or disability, all of the participant’s restricted shares will be forfeited. Generally, if a participant terminates employment (i) upon attaining retirement age, such participant’s unvested restricted shares will immediately vest and (ii) as a result of death or disability, a pro-rata portion of such participant’s unvested restricted shares (based on the participant’s employment or service) will immediately vest. The compensation committee has the discretion to accelerate the vesting of, or eliminate the restrictions and conditions applicable to, or determine the effect of a participant’s termination of employment on, any outstanding restricted share. Our board of directors and our compensation committee have the right to amend, suspend or terminate this plan at any time, subject to stockholder approval, if required, but no amendment, suspension or termination may alter the rights of a participant under any awards previously granted without his or her consent.

      After the completion of our initial public offering, we permitted our officers and employees to convert all or a portion of their restricted shares granted under the Fairfax Restricted Share Plan into restricted shares granted under our restricted share plan on substantially identical terms.

     Stock Option Plan

      We have adopted the Odyssey Re Holdings Corp. Stock Option Plan. Our stock option plan permits the compensation committee to grant nonqualified stock options to purchase our common stock to our employees and directors, and the employees and directors of our subsidiaries, who are subject to the tax laws of a jurisdiction outside of the United States which would render participation in our restricted share plan disadvantageous for the participant or us. The number of shares of our common stock on which options may be granted under the plan is subject to the discretion of our board of directors, but shall, together with restricted shares awarded under our restricted share plan, not exceed 10% of our issued and outstanding common stock as of the last business day of each calendar year, subject to adjustment based on the occurrence of specified events. Our compensation committee has the authority to determine the persons to whom options will be granted, the times when such options will be granted, the number of options to be granted and the terms and conditions of each award, including, without limitation, those related to vesting, forfeiture and exercisability, and the effect of a participant’s termination of employment. Such options will generally vest and become exercisable in two equal installments, the first installment on the fifth anniversary of the date of grant and the remaining installment on the tenth anniversary of the date of grant. Vesting, however, is contingent upon continuous employment. Unless otherwise determined by our compensation committee, upon a participant’s termination of employment prior to reaching retirement age, otherwise than by reason of the participant’s death or disability, all of the participant’s vested and unvested stock options will be forfeited. Generally, if a participant terminates employment (i) upon attaining retirement age, such participant’s unvested stock options will immediately vest and (ii) as a result of death or disability, a pro-rata portion of such participant’s unvested stock options (based on the participant’s employment or service) will immediately vest. The compensation committee will have the discretion to accelerate the vesting or exercisability of any outstanding stock option.

      Our board of directors and our compensation committee have the right to amend, suspend or terminate this plan at any time, subject to stockholder approval, if required, but no amendment, suspension or termination may alter the rights of a participant under any awards previously granted without his or her consent.

     Long Term Incentive Plan

      We have adopted the Odyssey Re Holdings Corp. Long Term Incentive Plan. Our long term incentive plan permits the compensation committee to provide annual cash awards to certain employees upon the attainment of performance goals established by our compensation committee. Generally, employees at the assistant vice president level and above are eligible to participate in the plan. Performance goals may include, without limitation, any combination of financial, non-financial and individual performance goals. Prior to the beginning of each plan year, or within 90 days from the beginning of such plan year, our compensation committee will approve the performance goals for the plan year. We utilize a combined ratio, which is a combination of an underwriting expense ratio and a claims/ claims adjustment expense ratio as a financial performance measure under our long term incentive plan to determine the applicable performance goals. Vesting and payment of cash bonuses under this plan will generally be made within three months from the end of the prior calendar year, except that vesting and payment of the incremental difference arising from outperforming the combined ratio target or similar target incentive award for such plan year are deferred two years, and then paid as a lump sum. Generally, upon a participant’s termination of employment due to reaching retirement age, death or disability, such participant (or estate, if applicable) will be entitled to receive a pro-rated award under the plan based on the bonuses they would have been entitled to receive under the plan had they remained employed for the full year. Unless otherwise determined by our compensation committee, upon a participant’s termination of employment prior to reaching retirement age, other than circumstances listed above, a participant’s award will be forfeited.

      Our board of directors or the compensation committee has the right to amend, suspend or terminate this plan at any time, in such respects as our board of directors or the compensation committee may deem to be in our best interests, provided, however that such change does not reduce the right of a participant to a payment or distribution which the participant has already earned or is otherwise entitled.

     Employee Share Purchase Plan

      We have adopted the Odyssey Re Holdings Corp. (Non-Qualified) Employee Share Purchase Plan. Our employee share purchase plan provides all employees with 12 months of employment with an opportunity to purchase shares of our common stock through payroll deductions not exceeding 10% of the employee’s base salary. We will make a contribution to the plan in respect of each participant in an amount equal to 30% of the participant’s contribution and, if we achieve a return on average equity in any year of at least 15%, in an additional amount equal to 20% of the participant’s contributions for that year. All shares purchased under this plan will be already outstanding shares of our stock.

      We do not intend this plan to qualify as an “employee stock purchase plan” under Section 423 of the Code.

      Our board of directors has the right to amend, modify, suspend or terminate this plan at any time, subject to stockholder approval, if required, but no amendment, suspension or termination may alter the rights of a participant with respect to any purchased shares without his or her consent.

Benefit Plans

     Retirement Plan

      Our employees and the employees of Odyssey America, including executive officers, participate in the Odyssey America Retirement Plan.

      The table below illustrates the approximate annual retirement benefits which would be payable at age 65 as a single life annuity with 10 years certain payment, based on the Average Final Compensation and years of credited service indicated, under the retirement plan and supplemental retirement plan to participants whose benefits are determined by the retirement plan formula and to participants in the Odyssey America Supplemental Retirement Plan whose benefits are determined by reference to the formula under the predecessor defined benefit plan, before any offset for Social Security benefits.

      Participants who are eligible for retirement benefits under the predecessor plan will receive the higher benefit generated from the predecessor plan or the retirement plan. Additionally, as noted below, no additional benefits are accrued with respect to the years of service in excess of 30.

Estimated Annual Retirement Benefits

					Participants Whose Benefits
	Participants Whose Benefits are Determined by				are Determined by
	Retirement Plan Formula				Predecessor Plan Formula
	(Years of Credited Service)				(Years of Credited Service)

Final Average Compensation	15	20	25	30	15 or More

$50,000	$14,250	$19,000	$23,750	$28,500	$30,000
100,000	28,500	38,000	47,500	57,000	60,000
150,000	42,750	57,000	71,250	85,500	90,000
200,000	57,000	76,000	95,000	114,000	120,000
250,000	71,250	95,000	118,750	142,500	150,000
300,000	85,500	114,000	142,500	171,000	180,000
350,000	99,750	133,000	166,250	199,500	210,000
400,000	114,000	152,000	190,000	228,000	240,000
450,000	128,250	171,000	213,750	256,500	270,000
500,000	142,500	190,000	237,500	285,000	300,000
550,000	156,750	209,000	261,250	313,500	330,000
600,000	171,000	228,000	285,000	342,000	360,000
650,000	185,250	247,000	308,750	370,500	390,000
700,000	199,500	266,000	332,500	399,000	420,000
750,000	213,750	285,000	356,250	427,500	450,000
800,000	228,000	304,000	380,000	456,000	480,000
850,000	242,250	323,000	403,750	484,500	510,000
900,000	256,500	342,000	427,500	513,000	540,000
950,000	270,750	361,000	451,250	541,500	570,000
1,000,000	285,000	380,000	475,000	570,000	600,000

      Odyssey America maintains the Odyssey America Retirement Plan, which is a defined benefit pension plan intended to qualify under Section 401(a) and Section 501(a) of the Code. Our benefits are funded solely through employer contributions. Employees of Odyssey America are eligible to participate in the Retirement Plan when they have completed one year of service and attain age 21, and become 100% vested in their benefits under the Retirement Plan when they complete five years of service with Odyssey America. The Retirement Plan provides a benefit upon retirement at the normal retirement age of 65 which, when expressed as a single life annuity with ten years certain payment, equals 1.9% of Average Final Compensation multiplied by the number of the participant’s years of service up to a maximum of 30. Average Final Compensation is the participant’s average monthly compensation (excluding overtime pay, commissions, bonuses or special pay) for the 60 highest consecutive calendar months in the last 120 months of participation in the Retirement Plan. A participant may elect to commence to receive benefits under the Retirement Plan when he attains age 55 and completes ten years of participation in the Retirement Plan. For each year that benefits commence prior to a participant attaining age 65, the age 65 benefit is reduced by 3%. Benefits under the Retirement Plan are normally payable in the form of a single life annuity with a ten year sum certain payment in the case of unmarried participants and in the form of an actuarially equivalent 50% joint and survivor annuity in the case of married participants. After retirement, benefits accrued prior to January 1, 2000 are increased in accordance with increases in the Consumer Price Index, but not by more than 4% in any calendar year. The Retirement Plan has no Social Security offset. Sections 401(a)(17) and 415 of the Code limit both the amount of a participant’s compensation which may be taken into account for purposes of calculating Average Final Compensation and the amount of benefits which may be paid from the Retirement Plan. To the extent that a participant’s Retirement Plan benefits are affected by such limitations, compensating benefits will be paid under the Supplemental Retirement Plan described below.

      Participants in the Retirement Plan are also eligible to participate in Odyssey America’s Restated Supplemental Retirement Plan which generally provides the benefits that would have been payable under the Retirement Plan but for limitations on benefits and includable compensation imposed by Sections 401(a)(17) and 415 of the Code. The Supplemental Retirement Plan also provides employees who had been covered by a predecessor to the Retirement Plan with the benefits they would have accrued under such predecessor plan if such predecessor plan had remained in effect, but only to the extent that such benefits exceed those payable under the Retirement Plan. Such predecessor plan provided a benefit upon retirement at the normal retirement age of 65 which, when expressed as a single life annuity with a ten year sum certain payment, is equal to 60% of a participant’s Average Final Compensation, as defined above, less 50% of such participant’s annual Social Security benefits. Under the predecessor plan, such age 65 benefit was reduced proportionately for less than 15 years of service with Odyssey America at termination of employment or, if termination of employment occurred before age 65, in proportion to the participant’s expected years of service with Odyssey America at age 65 that were not completed. A participant could elect to commence to receive such benefit at the same times and on the same terms and conditions, including the same reduction factor for early commencement, as the benefit under the Retirement Plan. The Supplemental Retirement Plan is not tax qualified under the Code, is funded by means of a rabbi trust, the assets of which would be available to creditors of Odyssey America in the event of its insolvency.

      With respect to each of the individuals named in the Summary Compensation Table, currently the estimated credited full years of service under the Retirement Plan and the Supplemental Retirement Plan are as follows: Mr. Barnard, 5 years; Mr. Wacek, 4 years; Mr. Jackson, 3 years; Mr. Narciso, 19 years; and Mr. Smith, 6 years.

     Odyssey America Excess Benefit Plan

      To the extent that a participant’s contributions and our matching contributions under the Odyssey America Profit Sharing Plan are affected by certain limitations under the Code, compensating benefits are provided for eligible employees under the Odyssey America 401(k) Excess Plan. Participants in the profit sharing plan who have annual compensation at or in excess of the annual compensation limitations imposed by the Code may participate in the Odyssey America 401(k) Excess Plan which provides benefits that would have been available to eligible employees under the profit sharing plan but for the limitations imposed under the Code. Participant contributions to the profit sharing plan and the Odyssey America 401(k) Excess Plan are limited to a combined maximum of 10% of base salary, and matching contribution to a maximum of 4% of base salary. During the year ended December 31, 2001, the following matching contributions were made to the excess plan on behalf of the individuals named in the Summary Compensation Table: Mr. Barnard, $31,103; Mr. Wacek, $19,820; Mr. Jackson, $14,551; Mr. Narciso, $3,539; and Mr. Smith, $3,456.

      The excess plan is not tax qualified under the Code and is funded by means of a rabbi trust, the assets of which would be available to creditors of Odyssey America in the event of its insolvency.

Compliance with Section 16(a) of the Exchange Act

      Under Section 16(a) of the Securities and Exchange Act of 1934, as amended, our directors, executive officers, and any persons holding more than ten percent of our common stock are required to report to the Securities and Exchange Commission their initial ownership of our stock and any subsequent changes in that ownership. Based on a review of Forms 3, 4 and 5 under the Securities Exchange Act furnished to us, we believe that during fiscal year 2001, our officers, directors and holders of more than 10 percent of our common stock filed all Section 16(a) reports on a timely basis with the exception that one of our directors, Mr. Ingrey, failed to file on a timely basis two reports on Form 4 required by Section 16(a) of the Exchange Act during our fiscal year ending December 31, 2001. Three separate transactions, each a purchase of shares of our common stock, were not reported in a timely manner.

Common Share Ownership by Directors and Executive Officers and Principal Stockholders

      The following table sets forth information with respect to the beneficial ownership of our capital stock as of December 31, 2001 by:

•	all those known by us to be beneficial owners of more than five percent of the outstanding shares of common stock;

•	our named executive officers;

•	each of our directors; and

•	all named executive officers and directors as a group.

      Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that deem shares to be beneficially owned by any person or group who has or shares voting or investment power with respect to such shares. Unless otherwise indicated, the persons named in this table have sole voting and investment control with respect to all shares beneficially owned.

	Shares Beneficially Owned

Name	Shares		Percent

TIG Insurance Company (1)	41,822,000		64.2%
ORH Holdings Inc. (1)	6,178,000		9.5

Fairfax Subsidiaries Subtotal	48,000,000		73.7%
Andrew A. Barnard
President and Chief Executive Officer	175,882	(2)(3)	*
Michael G. Wacek
Executive Vice President	91,400	(2)	*
Charles D. Troiano
Executive Vice President and Chief Financial Officer	36,651	(2)	*
Roland W. Jackson
Former Executive Vice President and Chief Financial
Officer	39,944	(2)	*
Anthony J. Narciso, Jr.
Senior Vice President and Controller	16,044	(2)	*
Donald L. Smith
Senior Vice President, General Counsel and
Corporate Secretary	12,297	(2)	*
Paul B. Ingrey
Director	20,000	(4)	*
Anthony F. Griffiths
Director	5,000	(5)	*
Other Directors	—		—

Directors and Executive Group Subtotal	397,218		0.6%
Total	48,397,218		74.3%

*	Represents less than 1 percent.

(1)	TIG Insurance Company (TIG) and ORH Holdings Inc. (ORH Holdings) are wholly owned subsidiaries of Fairfax. The principal office address of TIG is 5205 North O’Connor Blvd. Irving, TX 75039 and of ORH Holdings is 300 First Stamford Place, Stamford, CT 06902. The Sixty Two Investment Company Limited, a company controlled by V. Prem Watsa, Chairman of our board of directors, owns subordinate and multiple voting shares representing 55.8% of the total votes attached to all classes of shares of Fairfax. Mr. Watsa himself beneficially owns and controls additional subordinate voting shares which, together with the shares owned by Sixty Two, represent 56.3% of the total votes attached to all classes of Fairfax’s shares.

(2)	Includes restricted shares issued under our restricted share plan.

(3)	The shares beneficially owned by Andrew A. Barnard include approximately 55,556 shares purchased in our initial public offering using $1 million loaned by us on an interest free basis. See “Certain Relationships and Related Transactions — Management Indebtedness.”

(4)	Shares held by spouse.

(5)	Shares held by Fourfourtwo Investments Limited, a company controlled by Mr. Griffiths.

Proposal No. 2 — Ratification of

Appointment of Independent Accountants

      Our board of directors, upon the recommendation of our audit committee, has appointed PricewaterhouseCoopers LLP as our independent accountants to audit our consolidated financial statements for the 2002 fiscal year. This appointment is being presented to the stockholders for ratification at the Annual Meeting. PricewaterhouseCoopers LLP has served as our independent accountants since our incorporation in March 2001. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement should they desire to do so, and are expected to be available to respond to appropriate questions from the stockholders.

Fees to Accountants for Services Rendered During Fiscal Year 2001

      Audit Fees. Audit fees billed to us by PricewaterhouseCoopers LLP for services rendered for the audit of our 2001 fiscal year financial statements included in our Annual Report on Form 10-K and the review of our interim financial statements included in our 2001 fiscal year Quarterly Reports on Form 10-Q totaled $1,316,000.

      Financial Information Systems Design and Implementation Fees. Financial information systems design and implementation fees billed to us by PricewaterhouseCoopers LLP for services rendered during our 2001 fiscal year totaled $0.

      All Other Fees. PricewaterhouseCoopers LLP billed us $1,400,000 for services rendered in connection with our initial public offering. In addition, fees billed to us by PricewaterhouseCoopers LLP for all other non-audit services rendered to us, including tax related services, during our 2001 fiscal year totaled $73,000.

      Our board of directors has unanimously approved the appointment of PricewaterhouseCoopers LLP as our independent accountants for the 2002 fiscal year and recommends that you vote FOR approval of the appointment of PricewaterhouseCoopers LLP.

      The affirmative vote of a majority of the shares represented, in person or by proxy, and voting at the Annual Meeting (at which a quorum is present) is required to ratify the board of directors’ selection of PricewaterhouseCoopers LLP. If the appointment is not ratified, the board of directors will seek other independent auditors.

Proposal No. 3 — Adoption of

Odyssey Re Holdings Corp. 2002 Stock Incentive Plan

      Our board of directors, upon the recommendation of our compensation committee, recommends the approval of the Odyssey Re Holdings Corp. 2002 Stock Incentive Plan (the “2002 Plan”) and the authorization of the issuance of 1,500,000 shares thereunder.

      Our board of directors has unanimously approved, subject to stockholder approval, the adoption of the 2002 Plan and the reservation of 1,500,000 shares of common stock for issuance thereunder. The affirmative vote of a majority of the shares represented, in person or by proxy, and voting at the Annual Meeting (at which a quorum is present) is required to approve the 2002 Plan and the reservation of shares thereunder.

      The following is a general description of the material features of the 2002 Plan. A copy of the 2002 Plan is attached as Appendix A hereto.

Stock Option Plan

      Purpose. The 2002 Plan provides for the grant of non-qualified stock options to officers, key employees or directors who are employed by, or provide services to, us or our subsidiaries and who have the potential to contribute to our future success.

      Number of Shares. An aggregate of 1,500,000 shares of common stock are available for issuance pursuant to the 2002 Plan; such shares may be either purchased on the open market or otherwise acquired, authorized but unissued shares, treasury shares or any combination thereof. The number of shares of common stock available for issuance under the 2002 Plan will be proportionately adjusted in the event of certain changes in our capitalization or a similar transaction. Any shares of common stock subject to a stock option which lapse, expire or are otherwise terminated without the issuance of such shares may become available for a new grant of stock options. In accordance with the requirements under the regulations promulgated under Section 162(m) of the Internal Revenue Code, no eligible individual may receive stock options with respect to an aggregate of more than 300,000 shares of common stock in any one-year period

      Administration. The 2002 Plan will be administered by our compensation committee and the board of directors. The compensation committee will have full authority to: administer the 2002 Plan, select participants from among eligible individuals, make factual and legal interpretations in connection with the administration of the 2002 Plan, determine the number of shares of common stock underlying each stock option, and set forth the terms and conditions of each stock option, including, without limitation, those related to exercisability, forfeiture, payment and vesting. Subject to certain limitations, the compensation committee may from time to time delegate some or all of its authority to one or more of our officers. The compensation committee may also determine the effect, if any, that a termination of employment or service with us will have on the vesting, exercisability or payment applicable to a stock option.

      Eligible Individuals. The compensation committee intends to grant stock options under the 2002 Plan to our employees or directors (including employees and directors of our subsidiaries) with the potential to contribute to our future success.

      Award Agreement. Each stock option granted pursuant to the 2002 Plan will be evidenced by an award agreement. In addition to certain of the terms herein set forth, such agreements may contain such other terms as the compensation committee shall prescribe. Such additional terms may vary among award agreements.

      Stock Options. We intend to grant participants nonqualified stock options. Under the terms of the 2002 Plan, the per share exercise price of a stock option shall be set by the compensation committee. Generally, it is anticipated that the exercise price of a stock option will be equal to at least 100% of the fair market value of the common stock on the date of grant. The term of a stock option will be fixed by the compensation committee upon grant. The vesting schedules of the stock options will be determined by the compensation committee and will be governed by the award agreements; provided, that we anticipate that, generally, each stock option will vest in equal installments over a four-year period commencing on the first anniversary of the date of grant. At the discretion of the compensation committee, the exercise price of a stock option may be paid in cash, by withholding shares of common stock from the exercise, or in previously owned shares of common stock or a combination thereof. In addition, the compensation committee may also establish procedures pursuant to which a stock option may be exercised through a “cashless exercise” procedure involving a broker or dealer approved by the compensation committee, that affords participants the opportunity to sell immediately some or all of the shares of common stock underlying the exercised portion of the stock option in order to generate sufficient cash to pay the exercise price of the stock option and/or to satisfy the minimum required withholding tax obligations related to such stock option.

      Unless otherwise determined by the compensation committee, upon a participant’s termination of employment or service prior to reaching retirement age, otherwise than by reason of such participant’s death or disability, all of a participant’s unvested stock options will be forfeited without any payment. Unless otherwise determined by the compensation committee, (i) upon a participant’s termination of employment or service upon reaching retirement age, all of a participant’s unvested stock options shall immediately vest and (ii) upon a participant’s termination of employment or service by reason of death or disability, a pro rata portion of such participant’s unvested stock options (based on the participant’s employment or service during the vesting period of such stock options) shall immediately vest. In addition, the compensation committee will have the discretion to accelerate the vesting or exercisability of any outstanding stock option.

      Amendment. Our board of directors or our compensation committee may amend, suspend or terminate the 2002 Plan at any time, subject to stockholder approval, if required.

No amendment, suspension or termination may adversely affect a participant’s rights with respect to previously granted stock options without his or her consent.

      Adjustments. In the event of any change in the outstanding common stock by reason of a stock dividend or split, a recapitalization, or a consolidation, combination or exchange of shares, or if there is any other change (including, possibly, an extraordinary dividend) which the compensation committee in its sole discretion determines is a sufficiently fundamental change to warrant the action hereinafter described, the compensation committee shall make, subject to any prior approval required of relevant stock exchanges or other applicable regulatory authorities, if any, an appropriate substitution or adjustment in (i) the exercise price of any unexercised stock options under the 2002 Plan; and/or (ii) the number and kind of shares or other securities subject to unexercised stock options under the 2002 Plan. In the event of our reorganization or the amalgamation, merger or consolidation with another corporation, the compensation committee may make such provisions for the protection of the rights of participants as the compensation committee in its discretion deems appropriate. The determination of the compensation committee, as to any such substitution or adjustment or as to there being no need for the same, will be final and binding on all parties.

      Termination of the 2002 Plan. By its terms, the 2002 Plan will remain in effect until terminated by the board of directors or the compensation committee.

      U.S. Federal Income Tax Effects. Certain of the federal income tax consequences to participants and us concerning stock options granted under the 2002 Plan are generally set forth in the following summary. Generally, a participant holding a nonqualified stock option will not recognize income at the time of grant of such stock option. When a participant exercises the nonqualified stock option, the participant will recognize ordinary compensation income equal to the difference, if any, between the exercise price paid and the fair market value, as of the date of stock option exercise, of the shares of common stock that the participant receives. The tax basis of such shares to the participant will be equal to the exercise price paid plus the amount includible in the participant’s gross income, and the participant’s holding period for such shares will commence on the date on which the participant recognizes taxable income in respect of such shares. We will generally be entitled to a federal income tax deduction in respect of a stock option in an amount equal to the ordinary compensation income recognized by the participant.

      New Plan Benefits Under the 2002 Plan. There have been no grants of stock options to eligible individuals approved under the 2002 Plan. The amount of stock options that will be granted to eligible individuals in connection with the adoption of the 2002 Plan is not determinable at this time.

Certain Relationships and Related Transactions

      Fairfax and some of its affiliates have engaged in certain transactions, and are parties to certain arrangements, with the Company.

Recapitalization and Corporate Structure

      In June 2001, in connection with our initial public offering, we made a payment to TIG Insurance Company and ORH Holdings Inc. consisting of $233.6 million in cash, 48,000,000 shares of our common stock (100% of our common stock outstanding prior to our initial public offering) and a $200.0 million term note in consideration for all of the issued and outstanding common stock of Odyssey America. As of December 31, 2001, TIG and ORH Holdings collectively owned approximately 74% of our outstanding common stock.

Investment Agreements

      Odyssey America, ORC, Newline Underwriting Management Ltd. (a subsidiary of Newline) and Hudson have entered into investment management agreements with Hamblin Watsa, authorizing Hamblin Watsa to manage an investment account on a continuous basis in accordance with our investment objectives. Under each of the agreements, the annual fee payable to Hamblin Watsa is 0.10% of the total assets managed, calculated at the end of each quarter based upon the average market value of the funds for the three preceding months. In addition, Hamblin Watsa receives an annual incentive fee relating to the management of our equity securities account equal (subject to an annual maximum) to 10% of every percentage point of return in the equities account achieved in the relevant year in excess of the Standard & Poor’s 500 Index return plus 200 basis points, if the equities account has achieved such an excess on a cumulative basis from the inception of Hamblin Watsa’s management.

      Odyssey America, ORC and Hudson have each entered into an investment administration agreement with Fairfax, pursuant to which Fairfax agrees to provide specified investment administration services in return for an annual fee of 0.10% of the total assets managed under the investment management agreements described above, calculated and payable quarterly.

      These agreements may be terminated by either party on 30 days’ notice. For the year ended December 31, 2001, total fees of $4.7 million were paid by us for services under the investment management and investment administration agreements.

Debt Obligations

      In connection with the acquisition of Odyssey America and its subsidiaries, we issued a $200.0 million term note to a subsidiary of Fairfax. We have paid interest on the term note at a rate of 225 basis points over the three month London Interbank Offered Rate (LIBOR). Under the terms of the term note, we have the right to prepay all or part of the principal amount outstanding under the term note at anytime without bonus or penalty. We have partially prepaid the principal amount outstanding under the term note and as of December 31, 2001, the principal amount outstanding was $50.0 million.

      We have also issued $100.0 million aggregate principal amount of senior notes pursuant to a private placement with a fixed interest rate of 7.49%. Interest payments are due semi-annually on May 31st and November 30th starting in 2002. Immediately following the issuance of these 7.49% senior notes, we entered into an interest rate swap agreement with Bank of America N.A. This transaction has enabled us to convert the fixed 7.49% interest rate obligation to a variable interest rate of LIBOR plus 263 basis points. The proceeds from the sale of the senior notes was used to prepay part of the principal amount outstanding under the $200.0 million term note.

      In addition, we entered into a $50.0 million credit agreement with Bank of America, N.A. and J.P. Morgan Chase Bank on December 31, 2001. The entire $50.0 million in proceeds was used to prepay part of the principal amount outstanding under the $200.0 million term note. The agreement has been amended as of January 31, 2002. The entire principal amount outstanding under the credit agreement is due January 31, 2005.

      Pursuant to a postponement agreement, principal payments related to the term note will not commence prior to payment of all amounts owing under the credit agreement. We currently anticipate that the outstanding principal amount of $50.0 million related to the term note will be paid in 2005.

Management Indebtedness

      We provided an interest-free loan of $1.0 million to our President and Chief Executive Officer, Andrew A. Barnard, payable on August 31, 2006, to purchase shares of our common stock in our initial public offering. The loan is secured by the shares of common stock Mr. Barnard purchased in the offering.

Guarantee of CTR

      Odyssey America has agreed, as of July 14, 2000, to guarantee the performance of all of the insurance and reinsurance contract obligations, whether incurred before or after the agreement, of Compagnie Transcontinentale de Réassurance (“CTR”), an affiliate, in the event CTR becomes insolvent and CTR is not otherwise indemnified under its guarantee agreement with a Fairfax affiliate. This guarantee was entered into as part of the redeployment of CTR’s business to Odyssey America. Fairfax has agreed to indemnify Odyssey America for all obligations under this guarantee. Odyssey America anticipates that CTR will meet all of its obligations in the normal course of business and does not anticipate making any payments under this guarantee. Odyssey America terminated the guarantee effective December 31, 2001, but remains ultimately liable for contracts entered into by CTR prior to the termination date.

Fairfax Insurance Coverage

      Fairfax has purchased an insurance policy from Lloyd’s of London and various other insurance companies covering comprehensive crime insurance, insurance companies professional liability insurance, directors’ and officers’ liability and company reimbursement insurance, employment practices liability insurance and fiduciary liability insurance. Fairfax’s coverage under the policy is subject to an overall aggregate limit of $250,000,000 combined during the policy period which runs from May 31, 2000 to May 31, 2003, subject to various single loss limits, deductibles, retentions, and other exclusions, adjustments and limitations. The comprehensive crime insurance portion of the policy covers specified losses sustained by Fairfax and certain entities, including us, in which more than 50% of the outstanding voting shares are owned directly or indirectly by Fairfax, and other entities in which Fairfax maintains an ownership interest. The professional liability insurance, directors’ and officers’ liability and company reimbursement insurance, employment practices liability insurance and fiduciary liability insurance portion of the policy cover specified losses sustained by Fairfax and its subsidiaries, including us, and officers and directors of Fairfax and its subsidiaries, including us, in respect of claims first made during the policy period. Coverage includes directors and officers and company liability coverage, employment practices coverage, fiduciary liability coverage, and errors and omissions coverage.

Administrative Services Agreements

      Odyssey America has agreed, effective as of July 1, 2000, to provide through its Singapore branch any administrative and support services requested by the Singapore branch of CTR, including accounting, tax and auditing, data processing and technical support, purchasing, billing, personnel and general corporate and administrative support. CTR has agreed to pay Odyssey America the expenses incurred by it in providing the services plus a service fee of 10% of the allocable cost of such services. CTR may terminate the agreement upon 15 days’ notice and Odyssey America may terminate the agreement upon three months’ notice.

      CTR, has agreed, effective as of July 1, 2000, to provide any administrative and support services requested by the Paris branch of Odyssey America, including accounting, tax and auditing, data processing and technical support, purchasing, billing, personnel, and general corporate and administrative support. Odyssey America has agreed to pay CTR the expenses incurred by it in providing the services plus a service fee of 10% of the allocable cost of such services. Odyssey America may terminate the agreement upon 15 days’ notice and CTR may terminate the agreement upon three months’ notice.

      The impact of these agreements on our results is not material.

Registration Rights

      We have entered into a registration rights agreement with TIG and ORH Holdings. The registration rights agreement includes rights to require us to register the offer and sale of shares of our common stock held by TIG and ORH Holdings on up to three different occasions. Each of TIG and ORH Holdings may also require us to file registration statements on Form S-3 once we become eligible to use that form. The registration rights agreement also includes the right to require us to include our common stock held by TIG and ORH Holdings in up to three future registration statements that we file with the Securities and Exchange Commission. The agreement also provides TIG and ORH Holdings with comparable rights to require us to qualify their shares of common stock for distribution, by prospectus or otherwise, in any province or territory of Canada in which we are a reporting issuer. We also provide TIG and ORH Holdings with the right to participate in any securities offerings by us in order to maintain their percentage ownership. These rights are subject to various conditions and limitations.

      We bear all expenses incurred in connection with these registrations, other than any underwriting discounts and commissions. Registration of shares of common stock upon the exercise of these registration rights would result in such shares becoming freely tradable without restriction under the Securities Act.

Tax Sharing Arrangements

      Prior to our initial public offering, Odyssey America and its subsidiaries (Odyssey Group) were included in the consolidated federal income tax returns of Fairfax Inc., as well as the consolidated or combined state income or franchise tax returns of Fairfax Inc. Odyssey Group is no longer included in Fairfax Inc.’s consolidated federal tax returns. Instead, OdysseyRe is obligated to file a federal income tax return on behalf of itself and Odyssey Group and it is obligated to pay federal income taxes on behalf of itself and Odyssey Group on a consolidated basis. Odyssey Group will continue to be liable for its share of taxes for periods Odyssey Group was included in the consolidated federal or state tax returns of Fairfax Inc. In addition, Odyssey Group will continue to be severally liable for the consolidated federal income tax liability of the group included in any federal consolidated return filed by Fairfax Inc. as the common parent. Prior to the completion of our initial public offering, OdysseyRe, on behalf of itself and Odyssey Group, entered into a tax allocation agreement with Fairfax Inc. to provide for the computation and payment of consolidated federal income tax liability and consolidated or combined state income or franchise tax liabilities for taxable periods in which Odyssey Group was included in the consolidated or combined federal or state tax return filed by Fairfax Inc. Under the tax allocation agreement, for periods in which Odyssey Group was included in the consolidated or combined federal or state tax returns filed by Fairfax Inc., Odyssey Group will be allocated its share of the group’s tax liability generally determined as if Odyssey America and its subsidiaries each had filed federal and state tax returns on a separate company basis.

Tax Services Arrangements

      Each of Odyssey America, ORC, Hudson and the Company have entered into tax services agreements with Fairfax Inc. Under the agreements, we obtain tax consulting and compliance services from Fairfax. The fees under the agreements are payable quarterly and include a fixed base fee of $25,000 per quarter and a variable fee component that includes third party outside fees incurred on behalf of us. Upon mutual agreement by both parties, the quarterly base fee may be adjusted for changes in services provided or costs incurred. The agreements are automatically renewed beginning January 1, 2002, for successive one year terms unless terminated earlier as provided for under the agreements. The agreements may be terminated without cause by either party giving the other party 90 days’ written notice. The fees payable under the agreements are approximately equivalent to Fairfax’s cost in providing these services.

Stop Loss Agreement

      Under an agreement effective December 31, 1995, ORC and Hudson retroceded and ORC Re Limited, a Fairfax subsidiary, agreed to reinsure 100% of ORC’s and Hudson’s net incurred losses plus cumulative net incurred uncollectible reinsurance recoverables, calculated on a loss incurred basis, for accident years 1995 and prior, in excess of approximately $929 million, subject to a cumulative aggregate limit of $175.0 million. Fairfax has agreed to indemnify pursuant to an indemnification agreement dated March 22, 2001 ORC and Hudson for any failure by ORC Re Limited to fulfill its obligations under this agreement.

Blanket Assumption Endorsement Agreement

      ORC has agreed to allow Ranger Insurance Company, a subsidiary of Fairfax, to attach an assumption of liability endorsement to its policies where required. The agreement applies to endorsements issued from July 1, 1999 to the termination of the agreement. The agreement will terminate upon Ranger receiving an A.M. Best rating of A- or better, Ranger ceasing to be under the control of Fairfax, or either party giving the other party 30 days notice. Following termination of the agreement, ORC will remain liable for any losses occurring prior to the effective date of the termination, pursuant to the terms of the endorsements. Fairfax has agreed to indemnify ORC for any obligation under this agreement. We anticipate that Ranger will meet all of its obligations in the normal course of business, and it does not anticipate making any payments under this guarantee that would require ORC to utilize the indemnification from Fairfax.

Lease

      The principal offices of Odyssey America and ORC are located in space leased by Odyssey America in Stamford, Connecticut. The lease covers approximately 96,500 square feet of office space at 300 First Stamford Place. The term of the lease expires September 30, 2007.

Deadline for Receipt of Stockholder

Proposals for 2003 Annual Meeting

      If you would like to submit a proposal for our 2003 annual meeting to be included in our proxy statement and form of proxy for our 2003 annual meeting, the proposal must be received at the principal executive offices of OdysseyRe at 140 Broadway, 39th Floor, 10005 by November 25, 2002.

      If you would like to submit a proposal for a meeting of stockholders other than a regularly scheduled annual meeting, the proposal must be received within a reasonable time before we begin to print and mail our proxy materials in relation to that meeting.

      A notice of a shareholder proposal submitted outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934 will be considered untimely unless such notice is submitted to OdysseyRe no later than December 24, 2002.

By Order of the Board of Directors of
Odyssey Re
Holdings Corp.

Donald L. Smith
Senior Vice President, General Counsel and Corporate Secretary

Report Of the Audit Committee

      The audit functions of the Audit Committee are focused on three areas:

•	the adequacy of the internal controls of Odyssey Re Holdings Corp. (the “Company”) and financial reporting process and the reliability of the Company’s financial statements.

•	the independence and performance of the Company’s internal auditors and independent auditors.

•	the Company’s compliance with legal and regulatory requirements.

      We meet with management periodically to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. We discuss these matters with the Company’s independent auditors and with appropriate Company financial personnel and internal auditors.

      We regularly meet privately with both the independent auditors and the internal auditors, each of whom has unrestricted access to the Audit Committee.

      We also recommend to the board of directors of the Company (the “Board of Directors”) the appointment of the independent auditors and review periodically their performance and independence from management.

      The Audit Committee is comprised entirely of independent directors. That is, the Board of Directors has determined that none of us has a relationship to the Company that may interfere with our independence from the Company and its management. The members of the Audit Committee are independent as independence is defined in sections 303.01 (B)(2)(a) and (3) of the New York Stock Exchange’s listing standards.

      The Board of Directors has adopted a written charter setting out the audit related functions the Audit Committee is to perform. In February 2002, we re-examined and again approved the adequacy of our charter, a copy of which is attached as Appendix B to this proxy statement.

      The Company’s management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls.

      The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles and discuss with the Audit Committee any issues they believe should be raised with us.

      This year, we reviewed the Company’s audited financial statements and met separately with both management and PricewaterhouseCoopers LLP, the Company’s independent auditors, to discuss and review those financial statements and reports prior to issuance. Management has represented to us that the financial statements were prepared in accordance with generally accepted accounting principles.

      We have received from and discussed with PricewaterhouseCoopers LLP the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm’s independence from the Company. We also discussed with PricewaterhouseCoopers LLP matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees) of the Auditing Standards Board of the American Institute of Certified Public Accounts to the extent applicable. We have implemented a procedure to monitor auditor independence and discussed with the auditors their independence.

      Based on these reviews and discussions, we recommended to the Board of Directors that the Company’s audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

Audit Fees

      PricewaterhouseCoopers LLP has billed the Company $1,316,000, in the aggregate, for professional services for the audit of the Company’s annual financial statements for the Company’s 2001 fiscal year and the review of the interim financial statements included in the Company’s Quarterly Reports on Form 10-Q for the Company’s 2001 fiscal year.

Financial Information Systems Design and Implementation Fees

      In addition to its audit fees, PricewaterhouseCoopers LLP has billed the Company $0.00, in the aggregate, for professional services related to financial information systems design and implementation as described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X.

All Other Fees

      PricewaterhouseCoopers LLP billed the Company $1,400,000 for services rendered in connection with the Company’s initial public offering. In addition, PricewaterhouseCoopers LLP has billed the Company $73,000, in the aggregate, for professional services rendered for all services other than those services covered in the sections captioned “Audit Fees” and “Financial Information Systems Design and Implementation Fees” for the Company’s 2001 fiscal year. These other fees and services include (i) $59,000 for other accounting and auditing services, including benefit plan audits, (ii) $14,000 for domestic and international tax planning and assistance with preparation of returns, (iii) $0 for services rendered in connection with non-financial systems design and implementation and (iv) $0 for other services.

      In making its recommendation to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending December 31, 2002, the Audit Committee has considered whether PricewaterhouseCoopers LLP’s provision of services other than audit services is compatible with maintaining the independence of our outside auditors, and has found the provision of such services to be compatible with the auditor independence requirements.

Winslow W. Bennett

Anthony F. Griffiths
Robbert Hartog
Paul B. Ingrey

Report of the Compensation Committee of the Board

on Executive Compensation

Overview

      The Compensation Committee is a standing committee of our board of directors, comprised of directors who are independent of our management, whose primary objective is to oversee, administer, review and approve compensation for our executive officers, and evaluate the performance of our Chief Executive Officer.

Executive Compensation Philosophy

      The Compensation Committee has designed our executive compensation program to align our compensation practices with the achievement of our financial goals and key business objectives. In connection with our initial public offering, which was completed on June 19, 2001, we sought to secure the continued participation of critical members of the previous management team and to attract and retain high caliber executives. We also sought to link certain components of executive compensation to the achievement of certain pre-determined individual and company performance goals.

Components of Executive Compensation

      The compensation for our executive officers generally consists of base salary, annual bonus incentive and restricted stock awards. The Compensation Committee assesses the past performance and/or anticipated future contribution of each executive officer in establishing the total amount and mix of each element of compensation.

Base Salary

      The salaries of Messrs. Barnard, our President and Chief Executive Officer (“CEO”), Wacek and Jackson in 2001 were based upon employment agreements we have entered into with each such executive officer and amounted to $900,962, $463,500, and $379,649, respectively. The salaries of our executive officers who do not have employment agreements are determined annually by the Compensation Committee and annual base salary increases for all executives (including those with employment agreements) will be determined by an evaluation of factors which may include individual performance and comparisons with salaries paid at comparable companies in our industry.

      The Compensation Committee places considerable weight upon the recommendations of the CEO in the case of the other executive officers. However, all awards of compensation, for the CEO and the other executive officers, are ultimately based upon the Compensation Committee’s judgment regarding the individual executive officer’s performance and made to reflect our compensation philosophy for executive officers. In this regard, the Compensation Committee takes into account whether each particular payment or award would provide an appropriate reward and incentive for his or her contribution to our long-term profit performance and return to our stockholders.

Long Term Incentive Plan

      We have established the goals and measurements associated with the long term incentive plan to align executive pay with achievement of our critical strategies and operating goals and the satisfaction of certain pre-determined performance goals. The long term incentive plan was established in 2001 and provides that key employees, including executive officers, are eligible to participate at the discretion of the Compensation Committee. The target bonuses for executive officers were set at 100% of base salary for the Chief Executive Officer and ranged from 50% to 100% of base salary for the others.

      Bonus opportunities with respect to fiscal year 2001 were based upon each executive officer’s position and the degree to which we achieved certain pre-determined performance goals related to our loss and loss adjustment expense ratio, underwriting expense ratio, and combined ratio. Under the long term incentive plan in fiscal year 2001, Mr. Barnard, as CEO, was paid a bonus of $500,000, equal to approximately 55% of his base salary. The other executive officers were paid bonuses ranging from approximately 27% to 65% of base salary.

Restricted Stock Awards

      Awards of shares of restricted stock are designed to align the interests of executives with the long-term interests of our stockholders. The Compensation Committee believes that awards of shares of restricted stock directly motivate our executive officers to maximize long-term stockholder value. The shares of restricted stock also utilize vesting periods in order to encourage these key employees to continue in our employ. The Compensation Committee determines the number of shares of restricted stock to be granted based upon factors including our business plans, the executive’s level of responsibility, compensation level, and individual performance.

CEO’s Compensation

      In connection with our initial public offering, in 2001 we entered into an amended and restated employment agreement with Mr. Barnard that modified an existing agreement between Mr. Barnard and Fairfax. The new agreement provides Mr. Barnard with an annual base salary of $1 million. Pursuant to this agreement, Mr. Barnard received $900,962 during fiscal year 2001. As noted, the Compensation Committee determined Mr. Barnard’s bonus under the long term incentive plan for fiscal year 2001 in part based upon our attainment of certain pre-determined performance goals related to our loss and loss adjustment expense ratio, underwriting expense ratio, and combined ratio. In addition, Mr. Barnard was granted shares of restricted stock, with a value of approximately $1,000,000 at the date of grant, under our restricted share plan in connection with our initial public offering.

Policy Regarding Section 162(m) of the Internal Revenue Code

      Section 162(m) of the Internal Revenue Code, which limits the deductibility of certain compensation payments to its executive officers. This section also provides for certain exemptions to the limitations, specifically compensation that is performance based within the meaning of Section 162(m). The Compensation Committee has generally endeavored to structure our executive compensation plans to achieve deductibility under Section 162(m) with minimal sacrifice in flexibility and objectives. However, deductibility is not the sole factor used in designing and determining appropriate compensation. The compensation committee may, in its discretion, enter into compensation arrangements that are not deductible under Section 162(m).

Conclusion

      The Compensation Committee believes that long-term stockholder value is enhanced by company and individual performance and achievement. The compensation plans that the Compensation Committee has adopted for our executive officers are based on achievement of performance goals, as well as competitive pay practices. The Compensation Committee believes that one of its most important functions in serving the interests of the stockholders is to attract, motivate and retain talented executive officers in this competitive environment. In this regard, equity compensation in the form of awards of shares of restricted stock is vital to this objective and, therefore, to the long-term success of OdysseyRe.

Winslow W. Bennett

Anthony F. Griffiths
Robbert Hartog
Paul B. Ingrey

Performance Graph

      The following graph compares the cumulative total return to stockholders of OdysseyRe (assuming reinvestment of dividends) from June 14, 2001, the date when our shares were first traded on the NYSE, through December 31, 2001, with the cumulative total return of the Standard & Poor’s 500 Property & Casualty Insurance Index and the cumulative total return of the Standard & Poor’s 500 Composite Index.

Cumulative Total Return to Stockholders

Value of $100 Invested on June 14, 2001

2001 MEASUREMENT PERIOD(1)(2)

	June 14,	June 29,	September 28,	December 31,
	2001	2001	2001	2001

OdysseyRe	$100	$105.00	$80.20	$103.00
S&P 500 Property & Casualty	$100	$99.70	$89.02	$88.91
S&P 500 Index	$100	$100.37	$85.33	$94.11

(1)	Assumes $100 invested on June 14, 2001 in shares of OdysseyRe common stock, the Standard & Poor’s 500 Property & Casualty Insurance Index, and the Standard & Poor’s 500 Composite Index.

(2)	Based on the closing price of shares of OdysseyRe common stock on the dates shown on the NYSE and on information provided by Standard and Poor’s.

APPENDIX A

Odyssey Re Holdings Corp.

2002 Stock Incentive Plan

(Effective as of April 23, 2002)

1.   Purposes. The purposes of the ODYSSEY RE HOLDINGS CORP. 2002 STOCK INCENTIVE PLAN, as amended from time to time (the “Plan”), are to advance the interests of Odyssey Re Holdings Corp., a Delaware corporation, and any successor thereto (the “Company”), by linking the personal interests of participants to those of the Company’s stockholders by providing participants with an incentive for outstanding performance. The Plan is further intended to assist the Company in its ability to (i) motivate, and retain the services of, participants upon whose judgment, interest and special effort the successful conduct of the Company’s and its Subsidiaries’ (as such term is defined below) operations is largely dependent and (ii) to compensate them for their contributions to the growth and profits of the Company and its Subsidiaries.

2.   Definitions and Rules of Construction.

(a)	Definitions. For purposes of the Plan, the following capitalized words shall have the meanings set forth below:

“Award” means a grant of an Option pursuant to Section 7 of the Plan.

“Award Document” means an agreement, certificate or other type or form of document or documentation approved by the Committee which sets forth the terms and conditions of an Award. An Award Document may be in written, electronic or other media, may be limited to a notation on the books and records of the Company and, unless the Committee requires otherwise, need not be signed by a representative of the Company or a Participant.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations (including any proposed regulations) promulgated thereunder.

“Committee” means the Compensation Committee of the Board, or such other committee of the Board as may be designated from time to time by the Board to administer the Plan.

“Common Stock” means the common stock, par value $.01 per share, of the Company.

“Date of Grant” means the date of grant of an Award as set forth in the applicable Award Document.

“Disability” means an Employee’s inability to fulfill his or her employment or directorial obligations to the Company or any Subsidiary by reason of any medically determinable physical or mental impairment which has lasted or in the determination of the Committee or of such other person(s), if any, as the Committee may appoint with the consent of the Board, is likely to last for a continuous period of at least twenty-six (26) weeks or for any period of twenty-six (26) weeks (whether or not consecutive) in any consecutive twelve (12) month period.

“Effective Date” means April 23, 2002.

“Eligible Individual” means an individual described in Section 5(a) who is eligible for an Award under the Plan.

“Employee” means a director, officer or key employee of the Company or of any Subsidiary (including, without limitation, a common law employee and an individual who provides substantial service for the Company or any Subsidiary pursuant to a contractual arrangement entered into by and between the Company or any Subsidiary and an independent entity).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

“Option” means a nonqualified stock option granted under Section 7, which is not an “incentive stock option” within the meaning of Section 422 of the Code.

“Participant” means an Eligible Individual described in Section 5(a) who has been granted an Award under the Plan.

“Pro Rata Portion” means, in respect of a particular Option on a particular date, the portion represented by the fraction A divided by B, where A is the number of days from (but excluding) the date the particular Option was granted until (and including) the particular date and B is the number of days from (but excluding) the date the particular Option was granted until (and including) the date when that Option would have been fully vested.

“Retirement Age” means the age regarded by the Company or a Subsidiary as the normal retirement age for its employees in general, based upon the Company’s or the Subsidiary’s normal employment and related policies and practices.

“Shares” means the shares of Common Stock and any shares or other securities into which such Shares have been for whatever reason changed or which have for whatever reason been substituted for, or distributed (as a dividend or otherwise) upon, such Shares.

“Subsidiary” means any (i) corporation if fifty percent (50%) or more of the total combined voting power of all classes of stock is owned, either directly or indirectly, by the Company or another Subsidiary or (ii) limited liability company if fifty percent (50%) or more of the membership interests is owned, either directly or indirectly, by the Company or another Subsidiary.

“Termination of Employment” means a Participant’s termination of employment or service with the Company or a Subsidiary for any reason whatsoever (including, without limitation, as a result of termination by the Company or a Subsidiary without cause) at a time when the Participant is not (and is not imminently about to be) an employee or a director of either the Company or any Subsidiary.

(b)	Rules of Construction. The masculine pronoun shall be deemed to include the feminine pronoun and the singular form of a word shall be deemed to include the plural form, unless the context requires otherwise. Unless the text indicates otherwise, references to sections are to sections of the Plan.

3.   Administration.

(a)	Power and Authority of the Committee. The Plan shall be administered by the Committee, which shall have full power and authority, subject to the express provisions hereof:

(i)	to select Participants from the Eligible Individuals;

(ii)	to make Awards in accordance with the Plan;

(iii)	to determine the number of shares of Common Stock subject to each Award;

(iv)	to determine the terms and conditions of each Award, including, without limitation, those related to transferability, vesting, forfeiture and exercisability and the effect, if any, of a Participant’s Termination of Employment, and including the authority to adjust the terms of an Award to comply with the laws of any applicable jurisdiction;

(v)	to amend the terms and conditions of an Award after the granting thereof to a Participant in a manner that either is not prejudicial to the rights of such Participant in such Award or has been consented to in writing by the Participant;

(vi)	to specify and approve the provisions of the Award Documents delivered to Participants in connection with their Awards;

(vii)	to construe and interpret any Award Document delivered under the Plan;

(viii)	to prescribe, amend and rescind rules and procedures relating to the Plan;

(ix)	subject to the provisions of the Plan and subject to such additional limitations and restrictions as the Committee may impose, to delegate to one or more officers of the Company some or all of its authority under the Plan;

(x)	to adopt, on behalf of the Company, one or more sub-plans applicable to separate classes of Participants who are subject to the laws of jurisdictions outside of the United States;

(xi)	to employ such legal counsel, independent auditors and consultants as it deems desirable for the administration of the Plan and to rely upon any opinion or computation received therefrom; and

(xii)	to make all other determinations (including, without limitation, factual and/or legal determinations) and to formulate such procedures as may be necessary or advisable for the administration of the Plan.

(b)	Plan Construction and Interpretation. The Committee shall have full power and authority, subject to the express provisions hereof, to construe and interpret the Plan.

(c)	Determinations of Committee Final and Binding. All determinations by the Committee in carrying out and administering the Plan and in construing and interpreting the Plan shall be final, binding and conclusive for all purposes and upon all interested persons. Every action, including an exercise of discretion by the Committee, is wholly without precedent value for any purpose.

4.	Common Stock Subject to the Plan.

(a)	Plan Limit. Subject to Section 9, the number of shares of Common Stock that may be issued under the Plan pursuant to Awards shall not exceed, in the aggregate, 1,500,000 shares (the “Plan Limit”). Shares utilized in connection with the Plan may be purchased on the open market or otherwise acquired, newly issued, treasury shares or any combination thereof. Anything to the contrary in Section 4(a) notwithstanding, but subject to Section 9(b), the maximum number of shares of Common Stock that may be subject to Awards granted to any Participant in any calendar year shall equal 300,000 shares.

(b)	Rules Applicable to Determining Shares Available for Issuance. For purposes of determining the number of shares of Common Stock that remain available for issuance under the Plan, the following shares shall be added back to the Plan Limit and again be available for Awards:

(i)	The number of shares tendered to pay the exercise price of an Option or to satisfy a Participant’s tax withholding obligations;

(ii)	The number of shares withheld from any Award to satisfy a Participant’s tax withholding obligations or, if applicable, to pay the exercise price of an Option; and

(iii)	The number of shares of Common Stock underlying any Option that are surrendered and cancelled without being exercised.

5.	Participation.

(a)	Eligible Individuals. Awards may be granted by the Committee, in its sole discretion, to those individuals who are Employees with the potential to contribute to the future success of the Company or its Subsidiaries. Awards shall not be affected by any change of duties or positions so long as the holder continues to be an Employee of, or consultant to, the Company or it’s Subsidiaries.

(b)	Awards to Participants. The Committee shall have no obligation to grant any Eligible Individual an Award or to designate an Eligible Individual as a Participant.

6.   Award Document. The terms and provisions of each Award may be set forth in an Award Document in a form approved by the Committee, which shall incorporate the Plan by reference. The exercise price, vesting, forfeiture, exercisability conditions and other restrictions applicable to an Award (which may include, without limitation, restrictions on transferability) shall be determined by the Committee and may be set forth in the applicable Award Document.

7.	Stock Options.

(a)	Form of Award. The Committee is authorized to grant Options to Eligible Individuals. An Option shall entitle a Participant to purchase a specified number of Shares during a specified time at an exercise price determined in accordance with Section 7(b) below. An Option shall become exercisable after or at the time such Option becomes vested as determined by the Committee. An Option shall be exercisable during such period(s) as shall be determined by the Committee and set forth in the Award Document relating to such Option and the Committee may extend the term of an Option after the Date of Grant. An Option which is not exercised during its period of exercisability shall expire.

(b)	Exercise Price. The exercise price per share of Common Stock purchasable under an Option shall be fixed by the Committee on the Date of Grant or, alternatively, shall be determined by a method specified by the Committee on the Date of Grant.

(c)	Vesting. Unless otherwise determined by the Committee, in its sole discretion, and set forth in an Award Document, an Option shall vest in equal installments on each of the four anniversaries immediately following the Date of Grant.

(d)	Method of Exercise. Subject to the provisions of the applicable Award Document, the exercise price of an Option may be paid in cash or previously owned shares, or a combination thereof, and, if the applicable Award Document so provides, in whole or in part through the withholding of shares subject to the Option with a value equal to the exercise price. The Committee may also establish procedures pursuant to which an Option may be exercised through a “cashless exercise” procedure involving a broker or dealer approved by the Committee, that affords Participants the opportunity to sell immediately some or all of the shares underlying the exercised portion of the Option in order to generate sufficient cash to pay the Option exercise price and/or to satisfy the minimum required withholding tax obligations related to the Option.

(e)	Death; Disability; Reaching Retirement Age and Termination of Employment. A Participant ceases to be an Eligible Individual for purposes of the Plan on the earliest to occur of:

(i)	the Participant’s ceasing for any reason whatsoever to be employed or engaged by, or to be a director of, the Company or a Subsidiary if the Participant will not imminently after such cessation be employed or engaged by, or be a director of, the Company or a Subsidiary;

(ii)	upon the Disability of a Participant (the Board’s determination as to whether or not a Participant has incurred a Disability being final and conclusive and binding on all parties);

(iii)	the Participant’s death; and

(iv)	the Participant otherwise not being an “Eligible Individual” as defined.

(f)	The following provisions apply to the unvested portion of an Option held by a Participant except to the extent, if any, otherwise provided in the applicable Award Document:

(i)	upon the Participant ceasing to be an Eligible Individual, the unvested portion of the Option shall be forfeited and cancelled without any payment to such Participant and shall not be exercisable in whole or in part unless otherwise provided by the Committee, the Plan or the Award Document;

(ii)	upon the Participant ceasing to be an Eligible Individual because of death or Disability, the Pro Rata Portion of the unvested portion of an Option shall immediately vest (the number of Shares under such option vesting being rounded to the next highest whole number of Shares if such number would otherwise include a fraction) and the remainder of such unvested portion shall immediately expire and shall not be exercisable in whole or in part; and

(iii)	upon the Participant reaching Retirement Age, the unvested portion of an Option shall immediately vest in full.

      Notwithstanding the foregoing, the Board may in any particular case, in its sole discretion and without precedent value, suspend or vary the operation of the foregoing provisions, upon such terms and to such extent as it may determine, but only in a manner that is not adverse to the Participant and complies with applicable laws and stock exchange rules.

(g)	Upon a Participant’s death, Disability, reaching Retirement Age or Termination of Employment, the Participant shall, except to the extent, if any, otherwise provided in the applicable Award Document, retain the right to exercise the vested portion of any Option held by such Participant for the applicable term of the Option.

(h)	Fractional Shares. No fractional Shares may be issued upon any exercise of an Option, and the Committee may determine the manner, if any, in which fractional share value shall be treated.

8.   General Provisions.

(a)	Non-Transferability of Award. Unless the Committee determines otherwise in its sole discretion, no Award or amount payable under, or interest in, the Plan shall be transferable by a Participant except by will or the laws of descent and distribution or otherwise be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge; provided, however, that the Committee may, in its sole discretion and subject to such terms and conditions as it shall specify, permit the transfer of an Award for no consideration to a Participant’s family members or to one or more trusts or partnerships established in whole or in part for the benefit of one or more of such family members (collectively, “Permitted Transferees”). Any Award transferred to a Permitted Transferee shall be further transferable only by will or the laws of descent and distribution or, for no consideration, to another Permitted Transferee of the Participant. The Committee may, in its sole discretion, permit transfers of Awards other than those contemplated by this Section 8(a). During the lifetime of the Participant, an Option shall be exercisable only by the Participant or by a Permitted Transferee to whom such Option has been transferred in accordance with this Section 8(a).

(b)	Rights with Respect to Shares. A Participant shall have no rights as a stockholder with respect to shares of Common Stock covered by an Award until the date the Participant or his nominee becomes the holder of record of such shares, and except as herein otherwise provided no adjustments shall be made for cash dividends or other distributions or other rights as to which there is a record date preceding the date such person becomes the holder of record of such shares. The Company shall not be entitled to exercise any voting rights in respect of the Shares held by it unless the Company has both sought and obtained instructions from a Participant, in which case the Company shall exercise the voting rights in respect of the Shares which are or may be transferable to such Participant upon the exercise of such Participant’s Options in accordance with the instructions of such Participant (provided that, for greater certainty, nothing herein shall obligate the Company to seek instructions from any or all of the Participants). Except as the following may be varied by action taken under Section 9, the Company shall be entitled (to the exclusion of any Participant) to all dividends and other distributions in respect of the Shares held by it at all times prior to the transfer of such Shares to a Participant upon the exercise of an Option.

(c)	No Right to Continued Employment. No Eligible Individual or Participant shall have any claim or right to receive grants of Awards under the Plan. Nothing in the Plan or in any Award or Award Document shall confer upon any Employee any right to continued

employment or service with the Company or any Subsidiary or interfere in any way with the right of the Company or any Subsidiary to terminate the employment or service of any of its Employees at any time, with or without cause. Each Participant, by accepting an Award, agrees with the Company and its Subsidiaries that he or she will not be entitled to any damages, payment or claim with respect to or as a result of any forfeiture of the Award that occurs as a result of the termination of the Participant’s employment or service with the Company or any Subsidiary, regardless of the reason for or circumstances of such employment or service termination, or whether the termination of such employment or service was or was not wrongful and of whether or not the period of notice of termination given to the Participant was sufficient.

(d)	Consent to Plan. By accepting any Award or other benefit under the Plan, each Participant and each person claiming under or through such Participant shall be conclusively deemed to have indicated his acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee.

(e)	Wage and Tax Withholding. The Company or any Subsidiary is authorized to withhold from any Award or any compensation or other payment to a Participant amounts of withholding and other taxes with respect to the payment of any federal, state or local taxes of any kind required by law to be withheld in connection with any Award, and to take such other action as the Committee may deem necessary or advisable to enable the Company and the Participants to satisfy obligations for the payment of the minimum required withholding obligations relating to any Award. This authority shall include authority for the Company to withhold or receive Common Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s minimum required tax withholding obligations, either on a mandatory or elective basis in the sole discretion of the Committee.

(f)	Compliance with Securities Laws. An Award may not be exercised, and no shares of Common Stock may be issued in connection with an Award, unless (i) the issuance of such shares has been registered under the Securities Act of 1933, as amended, and qualified under applicable state “blue sky” laws, or the Company has determined that an exemption from registration and from qualification under such state “blue sky” laws is available and (ii) the issuance of such shares complies with any other applicable securities laws.

(g)	Unfunded Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation. Nothing contained in the Plan (or in any Award Documents or other documentation related thereto) shall give any Participant any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts and deposit therein cash, shares of Common Stock or other property or make other arrangements to meet the Company’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded”

status of the Plan unless the Committee determines otherwise. The trustee of such trusts may be authorized to dispose of trust assets and reinvest the proceeds in alternative investments, subject to such terms and conditions as the Committee may specify.

(h)	Other Employee Benefit Plans. Payments received by a Participant under any Award made pursuant to the Plan shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan or similar arrangement provided by the Company, unless otherwise specifically provided for under the terms of such plan or arrangement or by the Committee.

(i)	Compliance with Rule 16b-3. Notwithstanding anything contained in the Plan or in any Award Document to the contrary, if the consummation of any transaction under the Plan would result in the possible imposition of liability on a Participant pursuant to Section 16(b) of the Exchange Act, the Committee shall have the right, in its sole discretion, but shall not be obligated, to defer such transaction or the effectiveness of such action to the extent necessary to avoid such liability, but in no event for a period longer than six months.

(j)	Expenses. The costs and expenses of administering and implementing the Plan shall be borne by the Company.

(k)	Liability and Indemnification.

(i)	Neither the Company nor any Subsidiary shall be responsible in any way for any action or omission of the Committee or any other fiduciaries in the performance of their duties and obligations as set forth in the Plan. Furthermore, neither the Company, any Subsidiary nor the Committee shall be responsible for any act or omission of any of their agents, or with respect to reliance upon the advice of their counsel, provided that the Company, the appropriate Subsidiary or the Committee, as the case may be, relied in good faith upon the action of such agent or the advice of such counsel.

(ii)	Neither the Company, any Subsidiary, the Committee, nor any agent, employee, officer, director, stockholder or member of any of them, nor any other person shall have any liability or responsibility to any Participant or otherwise with respect to the Plan, except with respect to fraud, bad faith or willful misconduct on their part or as otherwise expressly provided herein.

(l)	Cooperation of Parties. All parties to the Plan and any person claiming any interest hereunder agree to perform any and all acts and execute any and all documents and papers which are necessary or desirable for carrying out the Plan or any of its provisions.

(m)	Notices. Each notice relating to the Plan shall be in writing and delivered by recognized overnight courier or certified mail to the proper address or, optionally, to any individual personally. Except as otherwise provided in any Award Document, all notices to the Company or the Committee shall be addressed to it c/o the Company at its registered office, Attn: Corporate Secretary. All notices to Participants, former Participants, beneficiaries or other persons acting for or on behalf of such persons which are not delivered personally to an individual shall be addressed to such person at the last address for such person maintained in the records of the Committee or the Company.

9.   Recapitalization or Reorganization.

(a)	Authority of the Company and Stockholders. The existence of the Plan, the Award Documents and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any dividend or other distribution, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(b)	Change in Capitalization. Notwithstanding any provision of the Plan or any Award Document, if there is any change in the outstanding Shares by reason of a stock dividend or split, a recapitalization, or a consolidation, combination or exchange of shares, or if there is any other change (including, possibly, an extraordinary dividend) which the Committee in its sole discretion determines is a sufficiently fundamental change to warrant the action hereinafter described, the Committee shall make, subject to any prior approval required of relevant stock exchanges or other applicable regulatory authorities, if any, an appropriate substitution or adjustment in (i) the exercise price of any unexercised Options under the Plan; and/or (ii) the number and kind of shares or other securities subject to unexercised Options under the Plan; provided, however, that no substitution or adjustment will obligate the Company to transfer fractional Shares. In the event of the reorganization or the amalgamation, merger or consolidation of the Company with another corporation, the Committee may make such provision for the protection of the rights of Eligible Individuals and Participants as the Committee in its discretion deems appropriate. The determination of the Committee, as to any such substitution or adjustment or as to there being no need for the same, will be final and binding on all parties.

10.	Effective Date. The Plan shall become effective on the Effective Date, subject to subsequent approval thereof by the Company’s stockholders, and shall remain in effect until it has been terminated pursuant to Section 11. If the Plan is not approved by the stockholders, the Plan and all interests in the Plan awarded to Participants shall be void ab initio and of no further force and effect.

11.	Amendment; Suspension and Termination.

(a)	Notwithstanding anything herein to the contrary, the Board or the Committee may, at any time, terminate or, from time to time, amend, modify or suspend the Plan; provided, however, that no amendment or modification which (i) increases the Plan Limit or (ii) otherwise must be approved by stockholders pursuant to applicable rules of an exchange or any requirements or any requirements of the Code and the regulations promulgated thereunder, shall be effective without stockholder approval. However, except as otherwise expressly provided herein, no amendment, modification, suspension or termination of the Plan shall alter the rights of any Participant existing at such time with respect to an Option, except with the express written consent of such Participant. The Plan shall continue until earlier terminated by the Company pursuant to this Section 11. If the Plan is terminated, the provisions of the Plan, and any administrative guidelines, regulations and other rules adopted by the Committee with respect to the Plan which are in force at the time of such termination, will continue in effect in respect of any Options which are outstanding at such time and any rights pursuant to any such Options. However, notwithstanding the termination of the Plan, the Committee may make any amendments to the Plan or the Options which it would have been entitled to make if the Plan were still in effect.

(b)	With the consent of any applicable regulatory authorities, as may be required, the Committee may, in its sole discretion and without precedent value, amend or modify any particular outstanding Option(s) or, in circumstances which the Committee deems appropriate (such a circumstance may, for instance, be a change of control of the Company), all outstanding Options, so as to:

(i)	accelerate the Option’s vesting or exercisability;

(ii)	reduce any restrictions on the transferability, vesting or exercisability of the Option; or

(iii)	if the Company ceases to be subject to the terms of the Exchange Act or there is a contemplated transaction which would result in the Company ceasing to be subject to the terms of the Exchange Act, abbreviate the exercise period of all outstanding Options;

upon not less than 30 days’ notice to all affected Participants and upon such terms (including the possible reinstatement of Options) as the Committee determines.

12. Governing Law. The validity, construction and effect of the Plan, any rules and regulations relating to the Plan, and any Award shall be determined in accordance with the laws of the State of Delaware applicable to contracts to be performed entirely within such state and without giving effect to principles of conflicts of laws.

APPENDIX B

Odyssey Re Holdings Corp.

Audit Committee Charter

Purpose

      The purpose of the Audit Committee is to assist the Board of Directors of Odyssey Re Holdings Corp. (the “Company”) in fulfilling its responsibilities to oversee the Company’s financial reporting process, including monitoring the integrity of the Company’s financial statements and the independence and performance of the Company’s internal and external auditors.

      It is the responsibility of executive management of the Company to prepare financial statements in accordance with generally accepted accounting principles and of the Company’s independent auditors to audit those financial statements. The Audit Committee’s responsibility is one of oversight and in carrying out its responsibility, the Audit Committee is not providing any expert or other special assurance as to the Company’s financial statements.

Membership Requirements

      The Audit Committee shall be comprised of that number of directors as the Board of Directors shall determine from time to time, such numbers not to be less than three (3), each of which Directors shall meet all applicable requirements of the Audit Committee Policy of the New York Stock Exchange, Inc. (the “Exchange”) with respect to independence, financial literacy, accounting or related financial expertise, and any other matters required by the Exchange. The members of the Audit Committee shall be appointed annually by the Board of Directors.

Authority

      In discharging its oversight responsibilities, the Audit Committee shall have unrestricted access to the Company’s management, books and records and the authority to retain outside counsel, accountants or other consultants at the Audit Committee’s sole discretion.

Responsibilities

      The following are the general responsibilities of the Audit Committee and are set forth only for its guidance. The Audit Committee may diverge from these responsibilities and may assume such other responsibilities as it deems necessary or appropriate in carrying out its oversight functions. The Audit Committee shall:

*	propose to the Board of Directors annually the appointment of the independent auditors who shall be accountable to the Board of Directors and the Audit Committee;

*	determine whether to recommend to the Board of Directors that the Company’s financial statements be included in its Annual Report on Form 10-K for filing with the Securities and Exchange Commission. To carry out this responsibility, the Audit Committee shall:

—	review and discuss the audited financial statements with management and the independent auditors;

—	discuss with the independent auditors the matters required by Statement on Auditing Standards No. 61;

—	review and discuss with the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 regarding their independence and, where appropriate, recommend that the Board of Directors take appropriate action in response to the disclosures to satisfy itself of the independence of the Company’s independent auditors; and

—	based upon the reviews and discussions, issue its report for inclusion in the Company’s proxy statement;

*	consider whether the provision of services by the independent auditors not related to the audit of the annual financial statement and the review of the interim financial statements included in the Company’s Forms 10-Q for such year is compatible with maintaining the auditor’s independence;

*	review and discuss with management and the independent auditors the Company’s interim financial statements to be included in the Company’s quarterly reports to be filed with the Securities and Exchange Commission;

*	oversee the functioning of the Internal Audit Review, including its organization, its charter, staffing, budget and work plans and review periodic reports prepared by such organization;

*	meet privately with the independent auditors and with the head of the Internal Audit Department to review the Company’s accounting practices, internal accounting controls and such other matters as the Audit Committee deems appropriate;

*	regularly report to the Board of Directors its conclusions with respect to the matters that the Audit Committee has considered; and

*	review and reassess the adequacy of this Charter annually and submit it to the Board of Directors for approval.

Meetings

      Subject to the Company’s by-laws and resolutions of the Board, the Audit Committee shall meet at least four times annually at such times as the Committee shall designate.

(This page intentionally left blank)

(This page intentionally left blank)

ODYSSEY RE HOLDINGS CORP.

This Proxy is solicited on behalf of the Board of Directors

      Andrew A. Barnard and Charles D. Troiano, and each of them, are hereby constituted and appointed the lawful attorneys and proxies of the undersigned, with full power of substitution to vote and act as proxy with respect to all shares of Common Stock, $.01 par value, of ODYSSEY RE HOLDINGS CORP. (the “Company”) standing in the name of the undersigned on the Company’s books at the close of business on March 8, 2002, at the Annual Meeting of Stockholders to be held at the Yale Club, 50 Vanderbilt Ave., NY., NY. 10017 at 10:00 a.m., local time, on April 23, 2002, or at any adjournment(s) or postponement(s) thereof, as follows on the reverse side.

      The powers hereby granted may be exercised by either of said attorneys or proxies or their substitutes present and acting at the above-described Annual Meeting of Stockholders or any adjournment(s) thereof, or, if only one be present and acting, then by that one. The undersigned hereby revokes any and all proxies heretofore given by the undersigned to vote at said meeting.

      This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3.

(Continued and to be signed on reverse side)

ODYSSEY RE HOLDINGS CORP.
P.O. Box 11072
New York, New York 10203-0072

Please Mark, Sign, Date, and Return the Proxy Promptly Using the Enclosed Envelope.

Votes MUST be indicated (x) in Black or Blue ink.  ☒

1. ELECTION OF DIRECTORS: FOR ALL ☐	WITHHOLD FOR ALL ☐	*EXCEPTIONS ☐

Nominees: V. Prem Watsa, James F. Dowd, Andrew A. Barnard, Winslow W. Bennett,

Anthony F. Griffiths, Robbert Hartog, Paul B. Ingrey

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the

“Exceptions” box and write that nominee’s name on the space provided below.)

    *Exceptions

2.  To approve and ratify the appointment of PricewaterhouseCoopers LLP as independent auditors.

FOR  ☐ AGAINST  ☐ ABSTAIN  ☐
3.  To approve the Odyssey Re Holdings Corp. 2002 Stock Incentive Plan and authorize the issuance of 1,500,000 shares thereunder

FOR ☐ AGAINST ☐ ABSTAIN ☐	4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

To change your address, ☐
please mark this box

                                                                           SCAN LINE

(Please sign proxy as name appears on corporate records. Joint owners should each sign personally. Trustees and other signing in a representative capacity should indicate the capacity in which they sign.)

Date Share Owner sign here Co-Owner sign here